Exhibit 10.1

EXECUTION VERSION

Published CUSIP Number: 98944EAE2

CREDIT AGREEMENT

Dated as of August 21, 2014

among

ZEP INC.,
as the Company,

CERTAIN SUBSIDIARIES OF THE COMPANY,

as the Designated Borrowers,

CERTAIN DOMESTIC SUBSIDIARIES OF THE COMPANY,
as the Guarantors,

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and an L/C Issuer,

and

THE OTHER LENDERS PARTY HERETO

KEYBANK NATIONAL ASSOCIATION

and

SUNTRUST BANK,

as Co-Syndication Agents

and

BMO HARRIS BANK, N.A.

and

COMPASS BANK,

as Co-Documentation Agents

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
KEYBANK NATIONAL ASSOCIATION,

and

SUNTRUST ROBINSON HUMPHREY, INC.,

as Joint Lead Arrangers and Joint Bookrunners

i

4.02	Obligations Unconditional	81
4.03	Reinstatement	82
4.04	Certain Additional Waivers	83
4.05	Remedies	83
4.06	Rights of Contribution	83
4.07	Guarantee of Payment; Continuing Guarantee	83
4.08	Keepwell	83

Article V. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		84

5.01	Conditions of Initial Credit Extension	84
5.02	Conditions to all Credit Extensions	86

Article VI. REPRESENTATIONS AND WARRANTIES		87

6.01	Organization; Powers; Loan Parties	87
6.02	Authorization; Enforceability	88
6.03	Governmental Approvals; No Conflicts	88
6.04	Financial Condition; No Material Adverse Change	88
6.05	Properties	89
6.06	Litigation, Environmental and Labor Matters	89
6.07	Compliance with Laws and Agreements	90
6.08	Investment Company Status	90
6.09	Taxes	90
6.10	ERISA	90
6.11	Disclosure	90
6.12	Use of Proceeds and Federal Reserve Regulations; FCPA; OFAC; AML	90
6.13	Liens	90
6.14	No Default	91
6.15	No Burdensome Restrictions	91
6.16	Solvency	91
6.17	Insurance	91
6.18	Security Interest in Collateral	91
6.19	Government Sanctions; Patriot Act; AML; FCPA	91
6.20	Representations as to Foreign Obligors	92
6.21	Regulation H	93

Article VII. AFFIRMATIVE COVENANTS		93

7.01	Financial Statements and Other Information	93
7.02	Notices of Material Events	95
7.03	Existence; Conduct of Business	96
7.04	Payment of Obligations	96
7.05	Maintenance of Properties; Insurance	96
7.06	Books and Records; Inspection Rights	97
7.07	Compliance with Laws and Material Contractual Obligations	97
7.08	Use of Proceeds	97
7.09	Subsidiary Guarantors; Pledges; Additional Collateral; Further Assurances	98

7.10	Approvals and Authorizations	99

Article VIII. NEGATIVE COVENANTS		99

8.01	Indebtedness	99
8.02	Liens	101
8.03	Fundamental Changes and Asset Sales	102
8.04	Investments	104
8.05	Swap Contracts	104
8.06	Transactions with Affiliates	104
8.07	Restricted Payments	104
8.08	Restrictive Agreements	105
8.09	Subordinated Indebtedness and Amendments to Subordinated Indebtedness Documents	105
8.10	Sale and Leaseback Transactions	106
8.11	Financial Covenants	106
8.12	Organization Documents	107
8.13	Prepayments of Other Indebtedness	108

Article IX. EVENTS OF DEFAULT AND REMEDIES		108

9.01	Events of Default	108
9.02	Remedies Upon Event of Default	110
9.03	Application of Funds	110

Article X. ADMINISTRATIVE AGENT		111

10.01	Appointment and Authority	112
10.02	Rights as a Lender	112
10.03	Exculpatory Provisions	112
10.04	Reliance by Administrative Agent	113
10.05	Delegation of Duties	114
10.06	Resignation of Administrative Agent	114
10.07	Non-Reliance on Administrative Agent and Other Lenders	115
10.08	No Other Duties; Etc.	116
10.09	Administrative Agent May File Proofs of Claim	116
10.10	Collateral and Guaranty Matters	117
10.11	Treasury Management Banks and Swap Banks	118

Article XI. MISCELLANEOUS		118

11.01	Amendments, Etc.	118
11.02	Notices and Other Communications; Facsimile Copies	120
11.03	No Waiver; Cumulative Remedies; Enforcement	122
11.04	Expenses; Indemnity; and Damage Waiver	123
11.05	Payments Set Aside	125
11.06	Successors and Assigns	125
11.07	Treatment of Certain Information; Confidentiality	130
11.08	Set-off	131
11.09	Interest Rate Limitation	131

11.10	Counterparts; Integration; Effectiveness	131
11.11	Survival of Representations and Warranties	132
11.12	Severability	132
11.13	Replacement of Lenders	132
11.14	Governing Law; Jurisdiction; Etc.	133
11.15	Waiver of Right to Trial by Jury	134
11.16	Electronic Execution of Assignments and Certain Other Documents	134
11.17	USA PATRIOT Act	135
11.18	No Advisory or Fiduciary Relationship	135
11.19	Judgment Currency	136
11.20	Appointment of Borrower	136

SCHEDULES

1.01(a)	Pro Forma Consolidated Financial Statements
1.01(b)	Existing Letters of Credit
1.01(c)	Specified Letters of Credit
2.01	Commitments and Applicable Percentages
6.01	Subsidiaries
7.09	Specified Real Property
8.01	Existing Indebtedness
8.02	Existing Liens
11.02	Certain Addresses for Notices

EXHIBITS

2.02(a)	Form of Loan Notice
2.04(b)	Form of Swing Line Loan Notice
2.05	Form of Notice of Loan Prepayment
2.11(a)	Form of Revolving Note
2.11(b)	Form of Swing Line Note
2.11(c)	Form of Term Note
2.11(d)	Form of Incremental Term Note
2.16(a)	Designated Borrower Request and Assumption Agreement
2.16(b)	Designated Borrower Notice
3.01(e)	Forms of U.S. Tax Compliance Certificates (1-4)
7.01(c)	Form of Compliance Certificate
7.09	Form of Joinder Agreement
9.03	Form of Secured Party Designation Notice
11.06	Form of Assignment and Assumption

v

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of August 21, 2014 among ZEP INC., a Delaware corporation (the “Company”), Acuity Specialty Products, Inc., a Georgia corporation (“Acuity”), the Guarantors (defined herein), certain Subsidiaries of the Company party hereto pursuant to Section 2.16 (each a “Designated Borrower” and, together with the Company and Acuity, the “Borrowers” and each a “Borrower”), the Lenders (defined herein) and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.

The Company has requested that the Lenders provide senior credit facilities for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means, with respect to any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of (a) all or any substantial portion of the property of another Person, or any division or line of business of another Person or (b) at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Acuity” has the meaning specified in the introductory paragraph hereto.

“Administrative Agent” means Bank of America (or any of its designated branch  offices or affiliates) in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or at or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 11.02(c).

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders.  The aggregate principal amount of the Aggregate Revolving Commitments in effect on the Closing Date is TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000).

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning specified in Section 11.19.

“Alternative Currency” means each of the following currencies:  Canadian Dollars, Euro and Sterling, together with each other currency (other than Dollars) that is approved in accordance with Section 1.08.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate Revolving Commitments and TWENTY-FIVE MILLION DOLLARS ($25,000,000).  The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Anti-Money Laundering Laws” has the meaning specified in Section 6.19(c).

“Applicable Foreign Obligor Documents” has the meaning specified in Section 6.20(a).

“Applicable Percentage” means with respect to any Lender at any time, (a) with respect to such Lender’s Revolving Commitment at any time, the percentage of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.15; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments, (b) with respect to such Lender’s portion of the outstanding Term Loan at any time, the percentage of the outstanding principal amount of the Term Loan held by such Lender at such time and (c) with respect to such Lender’s portion of any outstanding Incremental Term Loan at any time, the percentage of the outstanding principal amount of such Incremental Term Loan held by such Lender at such time.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or the lender joinder agreement with respect to any Incremental Term Loan or other agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Pledge Percentage” means (a) with respect to each Domestic Subsidiary, 100% and (b) in the case of a pledge by the Company or any Guarantor of its Equity Interests in a First-Tier Foreign Subsidiary the greater of (i) 65% and (ii) the maximum percentage that could not reasonably be expected to result in adverse tax consequences to the Company and its Subsidiaries.

“Applicable Rate” means (a) with respect to any Incremental Term Loan, the percentage(s) per annum set forth in the definitive documentation therefor, and (b) with respect to Revolving Loans, the Term Loan, Swing Line Loans, Letters of Credit and the Commitment Fee, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.01(c):

Pricing Tier	Consolidated Leverage Ratio	Commitment Fee	Letter of Credit Fee	Eurocurrency Rate Loans	Base Rate Loans
1	> 4.00:1.00	0.50%	3.00%	3.00%	2.00%
2	> 3.50:1.00 but < 4.00:1.00	0.40%	2.75%	2.75%	1.75%
3	> 2.75:1.00 but < 3.50:1.00	0.30%	2.50%	2.50%	1.50%
4	> 2.25:1.00 but < 2.75:1.00	0.30%	2.25%	2.25%	1.25%
5	> 1.75:1.00 but < 2.25:1.00	0.25%	2.00%	2.00%	1.00%
6	< 1.75:1.00	0.25%	1.75%	1.75%	0.75%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.01(c); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section 7.01(c), then, upon the request of the Required Lenders, Pricing Tier 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 7.01(c), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate.  The Applicable Rate in effect from the Closing Date to the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.01(c) for the fiscal quarter ending November 30, 2014 shall be determined based upon Pricing Tier 3.  Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Revolving Percentage” means with respect to any Lender with a Revolving Commitment at any time, such Lender’s Applicable Percentage in respect of the Aggregate Revolving Commitments at such time.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning specified in Section 2.16(a).

“Appropriate Lender” means, at any time, (a) with respect to the Revolving Loans, the Term Loan or any Incremental Term Loan, a Lender that has a Commitment or holds a Loan with respect to the Revolving Loans, the Term Loan or such Incremental Term Loan at such time, (b) with respect to the Letter of Credit Sublimit, (i) each L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03, the Revolving Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line

Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06 or any other form  (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attributable Receivables Indebtedness” means, at any time, and only with respect to Permitted Receivables Financings for which the credit risk related to the Receivables has not transferred to the Receivables Financier, the principal amount of Indebtedness which (i) if any such Permitted Receivables Financing is structured as a secured lending agreement, constitutes the principal amount of such Indebtedness or (ii) if any such Permitted Receivables Financing is structured as a purchase agreement, would be outstanding at such time under such Permitted Receivables Financing if the same were structured as a secured lending agreement rather than a purchase agreement.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended August 31, 2013, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means, with respect to the Revolving Commitments, the period from and including the Closing Date to the earliest of (a) the Revolving Loan Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 9.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurocurrency Rate plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.  All Base Rate Loans shall be denominated in Dollars.

“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowing” means each of the following: (a) a borrowing of Swing Line Loans pursuant to Section 2.04, (b) a Revolving Borrowing and (c) a Term Borrowing.

“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 8.08.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and,

(a)                                 if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day that is also a London Banking Day;

(b)                                 if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c)                                  if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d)                                 if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“California Legal Settlement/Legal Fees” means the lawsuits and legal fees related to the failure to reimburse work-related expenses and failure to pay wages by reason of unlawful deductions from wages as disclosed in the Company’s 10-Q filed with the SEC on July 10, 2014.

“Canadian Dollar” and “CAD” means the lawful currency of Canada.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the applicable L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and such L/C Issuer.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“CDOR” has the meaning specified in the definition of “Eurocurrency Rate”.

“CDOR Rate” has the meaning specified in the definition of “Eurocurrency Rate”.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests representing more than 30% of the aggregate ordinary voting power of the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by or whose nomination by the board of directors, any committee thereof or any shareholder was approved by the board of directors of the Company nor (ii) appointed by directors so nominated; (c) the occurrence of a change in control, or other similar provision, as defined in any agreement or instrument evidencing any Material Indebtedness (triggering a default or mandatory prepayment, which default or mandatory prepayment has not been waived in writing); or (d) the Company ceases to own, directly or indirectly, and Control 100% (other than directors’ qualifying shares) of the ordinary voting and economic power of Acuity or any Subsidiary that is a Designated Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date hereof.

“Collateral” means a collective reference to all real and personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of the holders of the Obligations, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means a collective reference to the Security Agreement, the Dutch Pledge Agreement, the Mortgages and other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.09.

“Commitment” means, as to each Lender, the Revolving Commitment of such Lender, the Term Loan Commitment of such Lender and/or any Incremental Term Loan Commitment of such Lender.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) as amended or otherwise modified, and any successor statute.

“Company” has the meaning specified in the introductory paragraph hereof.

“Competitor” means any competitor or Affiliate of a competitor of the Company or any Subsidiary that is in the same or a similar line of business as the Company or any Subsidiary that has been designated in writing from time to time by the Company to the Administrative Agent.

“Compliance Certificate” means a certificate substantially in the form of Exhibit 7.01(c).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

“Consolidated EBITDA” means Consolidated Net Income plus (a) to the extent deducted from revenues in determining Consolidated Net Income: (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) non-cash expenses or losses incurred, (vi) non-cash expenses related to stock based compensation, (vii) fees and expenses directly incurred and paid in cash in connection with the Transactions and any Permitted Acquisition in an aggregate amount not to exceed $3,000,000 per fiscal year, (viii) cash restructuring charges incurred by the target of a Permitted Acquisition so long as such restructuring charges were incurred prior to the consummation of such acquisition and were not incurred in contemplation of or in connection with such acquisition, (ix) inventory valuation adjustments as required by GAAP purchase accounting rules in connection with a Permitted Acquisition, (x) increases to any legal or insurance reserves in respect of items that are expected to be paid out in cash over a period of time greater than two years, (xi) California Legal Settlement/Legal Fees in an aggregate amount not to exceed (x) for all periods prior to May 31, 2015, $5,000,000 and (y) for all periods after May 31, 2015 and prior to August 31, 2016, $1,500,000, (xii) for any trailing four fiscal quarter period ending on or prior to August 31, 2016, margin losses related to the Marietta Fire (in each case supported by with copies of the claims made with the applicable insurance carrier or other documentation reasonably requested by the Administrative Agent) in an aggregate amount not to exceed $10,000,000; provided that amounts added back pursuant to this clause (xii) (x) must be anticipated to be recovered from insurance proceeds within the next eight fiscal quarters and (y) shall not be duplicative of any insurance proceeds actually received by the Company or its Subsidiaries, (xiii) insurance deductibles and incremental expenses related to the Marietta Fire incurred on or prior to August 31, 2015 in an aggregate amount not to exceed $4,000,000, (xiv) cash restructuring charges or legal fees (including restructuring charges related to the Supply Chain Optimization Project and increases in environmental reserves in connection with a Permitted Acquisition or as a result of internal reviews in the ordinary course of business) in an aggregate amount not to exceed (x) $15,000,000 in any trailing four fiscal quarter period and (y) $40,000,000 during this term of this Agreement, minus (b) to the extent included in Consolidated Net Income: (i) interest income, (ii) income tax credits and refunds (to the extent not netted from tax expense), (iii) any cash payments made during such period in respect of items described in clauses (a)(v) or (a)(vi) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred or the increase in the reserve was implemented, as applicable, (iv) reductions, in the form of either cash payments or accounting entries, in environmental reserves established or increased after the Closing Date in connection with asset dispositions or as a result of internal reviews in the ordinary course of business and reductions, in the form of either cash payments or accounting entries, to legal or insurance reserves established or increased after the Closing Date in respect of items that are expected to be paid out in cash over a period of time greater than two years, and (v) extraordinary, unusual or non-recurring income or gains realized other than in the ordinary course of business, all calculated for the Company and its Subsidiaries in accordance with GAAP on a consolidated basis.  For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Company or any Subsidiary shall have made an acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving effect thereto on a Pro Forma Basis as if such acquisition occurred on the first day of such Reference Period.

“Consolidated Fixed Charge Coverage Ratio” has the meaning assigned to such term in Section 8.11(b).

“Consolidated Fixed Charges” means, with reference to any period, without duplication, the sum of (i) Consolidated Interest Expense paid in cash plus (ii) Consolidated Scheduled Funded Debt Payments (excluding balloon maturities on the Indebtedness under the DeSoto IDA Bonds), all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Company and its Subsidiaries calculated on a consolidated basis for such period with respect to (a) all outstanding Indebtedness of the Company and its Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Contracts to the extent such net costs are allocable to such period in accordance with GAAP) and (b) the interest component of all Attributable Receivable Indebtedness of the Company and its Subsidiaries for such period.  In accordance with Section 1.03(c), in the event that the Company or any Subsidiary shall have completed a Permitted Acquisition or a Disposition since the beginning of the relevant period, Conslidated Interest Expenses shall be determined for such period on a Pro Forma Basis as if such Acquisition or Disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

“Consolidated Leverage Ratio” has the meaning assigned to such term in Section 8.11(a).

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that there shall be excluded any income (or loss) of any Person other than the Company or a Subsidiary, but any such income so excluded may be included in such period or any later period to the extent of any cash dividends or distributions actually paid by such Person in the relevant period to the Company or any wholly-owned Subsidiary of the Company.

“Consolidated Net Indebtedness” means Consolidated Total Indebtedness less up to $15,000,000 of cash and other Permitted Investments set forth on the consolidated balance sheet of the Company and its Subsidiaries (excluding (x) any cash and other Permitted Investments identified on such balance sheet as “restricted” as determined in accordance with GAAP (other than cash or other Permitted Investments restricted in favor of the Administrative Agent) and (y) 35% of cash and other Permitted Investments maintained in accounts outside of the United States).

“Consolidated Scheduled Funded Debt Payments” means for any period for the Company and its Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Consolidated

Total Indebtedness.  For purposes of this definition, “scheduled payments of principal” (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period and (b) shall not include any voluntary or mandatory prepayments.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Indebtedness” means at any time the sum, without duplication, of (a) the aggregate Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis as of such time in accordance with GAAP, (b) the aggregate amount of Indebtedness of the Company and its Subsidiaries relating to the maximum drawing amount of all letters of credit outstanding (other than the Specified Letters of Credit for which replacement Letters of Credit have been issued) and bankers acceptances, and (c) Indebtedness of the type referred to in clauses (a) or (b) hereof of another Person guaranteed by the Company or any of its Subsidiaries.  For the avoidance of doubt, Consolidated Total Indebtedness excludes all Attributable Receivables Indebtedness.

“Consolidated Total Receivables” means, as of any date of determination, the aggregate book value of all Receivables of the Company and its Subsidiaries on a consolidated basis as of such date, as determined in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 8.01.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the applicable L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent, the applicable L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company, the applicable L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Designated Borrower” has the meaning specified in the introductory paragraph hereto.

“Designated Borrower Notice” has the meaning specified in Section 2.16(a).

“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.16(a).

“Designated Borrower Requirements” has the meaning specified in Section 2.16(a).

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Designated Lender” has the meaning specified in Section 2.17.

“DeSoto IDA Bonds” means those certain DeSoto Industrial Development Authority, Inc. Tax Exempt Adjustable Mode Industrial Development Revenue Refunding Bonds (National Service Industries, Inc. Project) Series 1991.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by any Loan Party or any Subsidiary (including the Equity Interests of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business; (b) the sale, lease, license, transfer or other disposition in the ordinary course of business of surplus, obsolete or worn out property; (c) any sale, lease, license, transfer or other disposition permitted under Section 8.03(iv)(C), (D), (E) and (F), (d) any Sale and Leaseback Transaction permitted under Section 8.10, (e) any sale, lease, license, transfer or other disposition of property to any Loan Party or any Subsidiary; provided, that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 8.04, and (f) any Involuntary Disposition.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“Dutch Pledge Agreement” has the meaning set forth in Section 7.09(b).

“Earn Out Obligations” means, with respect to an Acquisition, all obligations of the Company or any Subsidiary to make earn out or other contingency payments (including purchase price adjustments, non-competition and consulting agreements, or other indemnity obligations) pursuant to the documentation relating to such Acquisition.  For purposes of determining the aggregate consideration paid for an Acquisition at the time of such Acquisition, the amount of any Earn Out Obligations shall be deemed to be the maximum amount of the earn-out payments in respect thereof as specified in the documents relating to such Acquisition.  For purposes of determining the amount of any Earn Out Obligations to be included in the definition of Indebtedness, the amount of Earn Out Obligations shall be deemed to be the aggregate liability in respect thereof, as determined in accordance with GAAP.

“Eligible Assets” means property that is used or useful in the same or a similar line of business as the Company and its Subsidiaries were engaged in on the Closing Date (or any reasonable extension or expansions thereof).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)) or for purposes of an assignment permitted pursuant to Section 10.09, any acquisition vehicle formed pursuant to Section 10.09 in connection with any credit bid.

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests”  means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means any issuance by any Loan Party or any Subsidiary to any Person of its Equity Interests, other than (a) any issuance of its Equity Interests pursuant to the exercise of options or warrants, (b) any issuance of its Equity Interests pursuant to the conversion of any debt securities to equity or the conversion of any class of equity securities to any other class of equity securities, (c) any issuance of options or warrants relating to its Equity Interests, (d) any issuance by the Company of its Equity Interests as consideration for a Permitted Acquisition and (e) any issuance of Equity Interests to a Loan Party. The term “Equity Issuance” shall not be deemed to include any Disposition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, is treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure of any Plan to timely contribute the minimum required contributions (as defined in Section 412 of the Internal Revenue Code or Section 302 of ERISA); (c) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a variance of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” and “€” mean the single currency of the Participating Member States.

“Eurocurrency Rate” means:

(a)                                 for any Interest Period, with respect to any Credit Extension:

(i)                                     denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m. (London time) on the Rate Determination Date, for deposits in the relevant currency, with a term equivalent to such Interest Period;

(ii)                                  denominated in Canadian Dollars, the rate per annum equal to the Canadian Dealer Offered Rate (“CDOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “CDOR Rate”) at or about 10:00 a.m. (Toronto, Ontario time) on the Rate Determination Date with a term equivalent to such Interest Period;

(iii)                               with respect to any Credit Extension denominated in any other Non-LIBOR Quoted Currency, the rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.08(a); and

(b)                                 for any interest rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m. (London time) determined two (2) Business Days prior to such date for Dollar deposits being delivered in the London interbank market for deposits in Dollars with a term of one (1) month commencing that day;

provided that (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice, (ii) to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied as otherwise reasonably determined by the Administrative Agent and (iii) if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate”.  Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency.  All Loans denominated in an Alternative Currency or made to a Foreign Borrower must be Eurocurrency Rate Loans.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant under a Loan Document by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 4.08 hereof and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Loan Party, or grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or security interest becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding taxes imposed under FATCA.  Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Borrower to any Lender hereunder or under any other Loan Document; provided that such Lender shall have complied with Section 3.01(e).

“Existing Credit Agreement” means that certain Credit Agreement dated as of July 15, 2010 among the Company, the other borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, supplemented and otherwise modified from time to time through the date hereof.

“Existing Letters of Credit” means the letters of credit described on Schedule 1.01(b).

“Facilities” means, at any time, a collective reference to the facilities and real properties owned, leased or operated by any Loan Party or any Subsidiary.

“Facility Office” means the office through which such Lender will perform its obligations under this Agreement.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“FCPA” has the meaning specified in Section 6.19(d).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated as of July 31, 2014, among the Company, Bank of America and MLPFS.

“Financial Officer” means the chief financial officer, vice-president of finance, principal accounting officer, treasurer or corporate controller of the Company.

“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Company and its Subsidiaries required to be delivered pursuant to Section 7.01(a) or 7.01(b).

“First-Tier Foreign Subsidiary” means each Subsidiary that is a “controlled foreign corporation” under Section 957 of the Internal Revenue Code.

“Flood Hazard Property” means any Specified Real Property that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“Foreign Borrower” means any Borrower that is organized under the laws of a jurisdiction other than the Unites States, a state thereof or the District of Columbia.

“Foreign Lender” means, with respect to any Borrower, (a) if such Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if such Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to each L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other payment obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other payment obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other payment obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other payment obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or payment obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” means (a) Material Domestic Subsidiary identified as a “Guarantor” on the signature pages hereto, (b) each other Person that joins as a Guarantor pursuant to Section 7.09, (c) with respect to (i) Obligations under any Secured Swap Agreement, (ii) Obligations under any Secured Treasury Management Agreement, (iii) any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 4.01 and 4.08) under the Guaranty, the Company and each U.S. Borrower  and (d) the successors and permitted assigns of the foregoing.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent, the Lenders and the other holders of the Obligations pursuant to Article IV.

“Hazardous Materials” means all explosive substances or wastes, radioactive substances or wastes, and all hazardous or toxic substances, hazardous or toxic wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning set forth in Section 2.03(c).

“Hostile Acquisition” means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.

“ICC” has the meaning specified in the definition of “UCP”.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Impacted Loans” has the meaning specified in Section 3.03.

“Incremental Term Loan Lender” means each of the Persons identified as an “Incremental Term Loan Lender” in the definitive documentation for the applicable Incremental Term Loan, together with their respective successors and assigns.

“Incremental Term Loan” shall have the meaning provided in Section 2.01(c).

“Incremental Term Loan Commitment” means, as to each Incremental Term Loan Lender, the commitment of such Incremental Term Loan Lender to make the Incremental Term Loan hereunder pursuant to the definitive documentation therefor; provided that, at any time after the funding of the Incremental Term Loan, determination of “Required Lenders” shall include the Outstanding Amount of the Incremental Term Loan.

“Incremental Term Loan Maturity Date” shall be as set forth in the definitive documentation for the applicable Incremental Term Loan.

“Incremental Term Note” has the meaning specified in Section 2.11(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (other than accounts payable), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; provided that the amount of such Indebtedness shall be deemed to be the lesser of (i) the outstanding principal amount of such Indebtedness plus all accrued and unpaid interest relating thereto and (ii) the fair market value of the property secured by any such lien, (e) all obligations of such Person in respect of the deferred purchase price of property or services (including Earn Out Obligations, but excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all Attributable Receivables Indebtedness of such Person and (l) all obligations of such Person under Sale and Leaseback Transactions.  The Indebtedness of any Person shall include the Indebtedness of any other entity

(including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Insolvency Event” has the meaning specified in the definition of “Significant Subsidiary”.

“Interest Payment Date” means (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Revolving Loan Maturity Date, the Term Loan Maturity Date or an Incremental Term Loan Maturity Date, as applicable; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Revolving Loan Maturity Date, the Term Loan Maturity Date or an Incremental Term Loan Maturity Date, as applicable.

“Interest Period” means as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date (x) other than with respect to Eurocurrency Rate Loans bearing interest at the CDOR Rate, seven (7) days thereafter, (y) one, two, three or six months thereafter or (z) upon consent of all affected Lenders, such other period that is twelve months or less, in each case subject to availability for the interest rate applicable to the relevant currency as selected by the applicable Borrower in its Loan Notice;  provided that:

(a)                                 any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)                                 any Interest Period pertaining to a Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)                                  no Interest Period with respect to any Revolving Loan shall extend beyond the Revolving Loan Maturity Date;

(d)                                 no Interest Period with respect to the Term Loan shall extend beyond the Term Loan Maturity Date; and

(e)                                  no Interest Period with respect to any Incremental Term Loan shall extend beyond the Incremental Term Loan Maturity Date.

“Interim Financial Statements” has the meaning set forth in Section 5.01(c)(ii).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Internal Revenue Service” means the United States Internal Revenue Service.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any of its Subsidiaries.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the applicable Borrower (or any Subsidiary) or in favor of the applicable L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 7.09 executed and delivered by a Domestic Subsidiary in accordance with the provisions of Section 7.09.

“Joint Lead Arrangers” means MLPFS, KeyBank National Association, and SunTrust Robinson Humphrey, Inc., in their capacities as joint lead arrangers and joint bookrunners in connection with the credit facilities established pursuant to this Agreement.

“Judgment Currency” has the meaning specified in Section 11.19.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means, with respect to Letters of Credit issued by it hereunder, (a) Bank of America and (b) any one Lender (in addition to Bank of America) that has agreed in writing with the Company and the Administrative Agent to serve as an issuer of Letters of Credit hereunder, in each case acting directly or through any of its Affiliates and/or branch offices and including any successor thereto.  Notwithstanding the foregoing, Bank of America shall be the L/C Issuer with respect to the Existing Letters of Credit.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto and their successors and assigns each Person that executes a lender joinder agreement or commitment agreement in accordance with Section 2.18 and, as the context requires, includes the Swing Line Lender.  The terms “Lender” and “Lenders” shall include any Designated Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit.  Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is thirty days prior to the Revolving Loan Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Commitments and (b) $40,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“LIBOR” has the meaning specified in the definition of “Eurocurrency Rate”.

“LIBOR Quoted Currency” means Dollars, Euro and Sterling, in each case as long as there is a published LIBOR rate with respect thereto.

“LIBOR Rate” has the meaning specified in the definition of “Eurocurrency Rate”.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Revolving Loan, Swing Line Loan, Term Loan or an Incremental Term Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Joinder Agreement, the definitive documentation governing any Incremental Term Loan Commitment (if any), any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14 of this Agreement, each Designated Borrower Request and Assumption Agreement, each Collateral Document, the Fee Letter and any other agreement, instrument or document designated by its terms as a “Loan Document” (but specifically excluding Secured Swap Agreements and Secured Treasury Management Agreements).

“Loan Notice” means a notice of (a) a Borrowing of Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, in each case pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit 2.02(a) or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) appropriately completed and signed by a Responsible Officer of the applicable Borrower.

“Loan Parties” means, collectively, the Company, Acuity, each Designated Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Mandatory Cost” means any amount incurred periodically by any Lender during the term of this Agreement which constitutes fees, costs or charges imposed on lenders generally in the jurisdiction in which such Lender is domiciled, subject to regulation, or has its Facility Office by any Governmental Authority.

“Marietta Fire” means the incident that took place on May 23, 2014 at the Company’s Marietta, Georgia aerosol production plant as disclosed in the Company’s 8-K filed with the SEC on May 27, 2014.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities or financial condition of the Company and its Subsidiaries, taken as a whole; (b) a material adverse effect on the ability of the Company and its Subsidiaries taken as a whole, to perform their obligations when such obligations are required to be performed under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower or any Guarantor of any Loan Document to which it is party.

“Material Domestic Subsidiary” means (a) Zep IP Holding LLC, (b) Amrep IP Holdings, LLC and (c) each other Domestic Subsidiary (i) which, as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 7.01, contributed greater than ten percent (10%) of the Company’s

Consolidated EBITDA for such period or (ii) which contributed greater than ten percent (10%) of the Company’s Consolidated Total Assets as of such date; provided that, if at any time the aggregate amount of the Company’s Consolidated EBITDA or the Company’s Consolidated Total Assets of all Domestic Subsidiaries that are not Material Domestic Subsidiaries exceeds fifteen percent (15%) of the Company’s Consolidated EBITDA for any such period or fifteen percent (15%) of the Company’s Consolidated Total Assets as of the end of any such fiscal quarter, the Company (or, in the event the Company has failed to do so within ten (10) days, the Administrative Agent) shall designate sufficient Domestic Subsidiaries as “Material Domestic Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Domestic Subsidiaries.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Contracts, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $30,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Contract at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Contract were terminated at such time.

“Maximum Rate” has the meaning specified in Section 11.09.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 102% of the Fronting Exposure of the applicable L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.14(a)(i), (a)(ii) or (a)(iii), an amount equal to 102% of the Outstanding Amount of all L/C Obligations, and (c) otherwise, an amount determined by the Administrative Agent and the applicable L/C Issuer in their sole discretion.

“Minimum Liquidity” means the sum of (a) aggregate amount of unencumbered and available cash on hand maintained in accounts in the United States plus (b) the aggregate amount of Aggregate Revolving Commitments actually available to be drawn by the Company or any other U.S. Borrower.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means each mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other holders of the Obligations, on real property of a Loan Party, including any amendment, restatement, modification or supplement thereto.

“Mortgage Instruments” means such title reports, ALTA title insurance policies or commitments therefor (with customary endorsements reasonably requested by the Administrative Agent), evidence of zoning compliance, “life of loan” flood zone determination, flood insurance (if applicable), customary real estate opinions of counsel admitted in the jurisdiction in which the applicable Specified Real Property is located, existing ALTA surveys (or new ALTA surveys, to the extent necessary in order to obtain customary endorsements to the applicable title policy), existing appraisals (if any), flood certifications (and, if applicable FEMA form acknowledgements of insurance), completed environmental questionnaires (and, to the extent reasonably requested by the Administrative Agent in light of information from the completed environmental questionnaires, environmental assessments and reports), mortgage tax affidavits and declarations and other similar information and related certifications as are reasonably requested by, and in form and substance reasonably acceptable to, the Administrative Agent from time to time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA with respect to which the Company or any ERISA Affiliate is a participating employer and has an obligation to contribute.

“Net Cash Proceeds” means the aggregate proceeds consisting of cash or other Permitted Investments received by any Loan Party or any Subsidiary in respect of any Disposition, Debt Issuance or Involuntary Disposition, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof, (c) in the case of any Involuntary Disposition, the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable within 24 months of the date such Involuntary Disposition, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer) and (d) in the case of any Disposition permitted hereunder, the amount necessary to retire any Indebtedness secured by a Permitted Lien on the related property; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or other Permitted Investments received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary in any Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-LIBOR Quoted Currency” means any currency other than a LIBOR Quoted Currency.

“Note” or “Notes” means the Revolving Notes, the Swing Line Note, the Term Notes and/or any Incremental Term Notes, individually or collectively, as appropriate.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit 2.05 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Obligations” means with respect to the Borrowers and each Guarantor, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, and (b) all obligations of any Loan Party owing to a Treasury Management Bank or a Swap Bank in respect of Secured Treasury Management Agreements or Secured Swap Agreements, in the case of each of clauses (a) and (b), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, however, that the “Obligations” of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to any Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PATRIOT Act” has the meaning specified in Section 11.17.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition (whether by purchase, merger, consolidation or otherwise but excluding in any event a Hostile Acquisition) or series of related acquisitions by the Company or any Subsidiary if, at the time of and immediately after giving effect thereto (except in the case of clause (c) below, in which case within the time period set forth in Section 7.09), (a) no Event of Default has occurred and is continuing or would arise after giving effect thereto, (b) the assets, Person, division or line of business suject of such Acquisition is engaged in the same or a similar line of business as the Company and its Subsidiaries or any line of business reasonably related or ancillary thereto, (c) all actions required to be taken with respect to such acquired or newly formed Subsidiary under Section 7.09 shall have been taken within the applicable time periods set forth in Section 7.09, (d) in the case of an acquisition, merger or consolidation involving the Company or a Subsidiary, the Company or such Subsidiary is the surviving entity of such acquisition, merger and/or consolidation, (e) the most recent EBITDA (on a trailing four quarter basis calculated in a manner consistent with the principles set forth in the definition of “Consolidated EBITDA” herein) of the target entity in respect of such acquisition shall be equal to or greater than $0, (f) at the time of the consummation of such Acquisition and immediately after giving effect on a Pro Forma Basis with the financial covenants set forth in Section 8.11, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and (g) if the aggregate cash and non-cash consideration (including assumed Indebtedness, the good faith estimate by the Company or such Subsidiary of the maximum amount of any deferred purchase price obligations (including any Earn Out Obligations) and Equity Interests) paid in respect of such Acquisition exceeds $40,000,000, the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Company to such effect, together with all relevant financial information, statements and projections reasonably requested by the Administrative Agent.

“Permitted Encumbrances” means:

(a)                                 Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 7.04;

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than forty five (45) days or are being contested in compliance with Section 7.04;

(c)                                  pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)                                 deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)                                  judgment Liens in respect of judgments that do not constitute an Event of Default under Section 9.01(k);

(f)                                   easements, zoning restrictions, rights-of-way, licenses, reservations, covenants, conditions, waivers, restrictions on the use of property or other minor encumbrances or irregularities of title that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

(g)                                  any interest or title of a lessor, sublessor or consignor and any precautionary uniform commercial code financing statements filed in connection therewith; and

(h)                                 any Liens under ERISA or the Internal Revenue Code with respect to a Plan or a Multiemployer Plan that do not constitute an Event of Default under Section 9.01(l);

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Financings” has the meaning specified in Section 8.08.

“Permitted Investments” means:

(a)                                 cash;

(b)                                 direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(c)                                  investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(d)                                 investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(e)                                  fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (b) above and entered into with a financial institution satisfying the criteria described in clause (d) above; and

(f)                                   money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Lien” has the meaning specified in Section 8.02.

“Permitted Receivables Financings” means any one or more receivables financings in which any Loan Party (i) sells (as determined in accordance with GAAP) any Receivables and/or Permitted Receivables Related Assets (collectively, together with certain property relating thereto and the right to collections thereon, being the “Transferred Assets”) to any Person that is not a Subsidiary or Affiliate of the Company (with respect to any such transaction, the “Receivables Financier”), (ii) borrows from such Receivables Financier and secures such borrowings by a pledge of such Transferred Assets and/or (iii) otherwise finances its acquisition of such Transferred Assets and, in connection therewith, conveys an interest in such Transferred Assets to the Receivables Financier; provided that the aggregate amount of Indebtedness arising in connection with all such receivables financings shall not exceed $40,000,000 any any time outstanding.

“Permitted Receivables Financings Documents” means each of the documents and agreements entered into in connection with the Permitted Receivables Financing, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, all of which documents and agreements shall be in form and substance reasonably satisfactory to the Administrative Agent, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as (i) any such amendments, modifications, supplements, refinancings or replacements do not impose any conditions or requirements on the Company or any of its Subsidiaries that are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement, refinancing or replacement, (ii) any such amendments, modifications, supplements, refinancings or replacements are not adverse in any way to the interests of the Lenders and (iii) any such amendments, modifications, supplements, refinancings or replacements are otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Permitted Receivables Related Assets” means any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables and any collections or proceeds of any of the foregoing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning specified in Section 7.02.

“Pledge Subsidiary” means (a) each Domestic Subsidiary and (b) each First-Tier Foreign Subsidiary.

“Pro Forma Basis” and “Pro Forma Effect” mean, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period of measurement for the applicable covenant or requirement: (a) (i) with respect to any Disposition, Involuntary Disposition or sale, transfer or other disposition that results in a Person ceasing to be a Subsidiary, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property disposed of shall be excluded and (ii) with respect to any Acquisition or Investment, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Company and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information satisfactory to the Administrative Agent, (b) any retirement of Indebtedness and (c) any incurrence or assumption of Indebtedness by the Company or any Subsidiary (and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided, that, (x) Pro Forma Basis, Pro Forma Compliance and Pro Forma Effect in respect of any Specified Transaction shall be calculated in a reasonable and factually supportable manner and certified by a Responsible Officer of the Company and (y) any such calculation shall be subject to the applicable limitations set forth in the definition of Consolidated EBITDA; provided, further, that, at all times prior to the first delivery of financial statements pursuant to Section 7.01(a) or (b), this definition shall be applied based on the pro forma financial statements of the Company and its Subsidiaries set forth on Schedule 1.01(a) hereto and thereafter, based on the most recent financial statements delivered pursuant to Section 7.01(a) or (b).

“Pro Forma Compliance” means, with respect to any transaction, that such transaction does not cause, create or result in a Default after giving Pro Forma Effect, based upon the results of operations for the most recently completed measurement period to (a) such transaction and (b) all other transactions which are contemplated or required to be given Pro Forma Effect hereunder that have occurred on or after the first day of the relevant measurement period.

“Public Lender” has the meaning specified in Section 7.02.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualified at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rate Determination Date” means two (2) Business Days’ prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).

“Receivables” means all accounts receivable (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).

“Receivables Financier” has the meaning specified in the definition of “Permitted Receivables Financings”.

“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Reference Period” has the meaning specified in the definition of “Consolidated EBITDA”.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning specified in Section 10.06(b).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) a Swing Line Loan Notice.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders.  The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or the applicable  L/C Issuer, as the case may be, in making such determination.

“Resignation Effective Date” has the meaning specified in Section 10.06(a).

“Responsible Officer” means (a) any Financial Officer, chief executive officer, general counsel, chief compliance officer or chief administrative officer of a Loan Party, (b) solely for purposes of the delivery of incumbency certificates pursuant to Sections 5.01 or 7.09, the secretary or any assistant secretary of a Loan Party and, (c) solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance satisfactory to the Administrative Agent.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Company or any Subsidiary.

“Revaluation Date” means (a) with respect to any Loan, each of the following:  (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following:  (i) each date of issuance, amendment and/or extension of a Letter of Credit denominated in an Alternative Currency, (ii) each date of any payment by any L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (iii) in the case of all Existing Letters of Credit denominated in Alternative Currencies, the Closing Date, and (iv) such additional dates as the Administrative Agent or any L/C Issuer shall determine or the Required Lenders shall require.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.01(a).

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Company, Acuity and the Designated Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Revolving Lender” means, at any time, (a) so long as any Revolving Commitment is in effect, any Lender that has a Revolving Commitment at such time or (b) if the Revolving Commitments have terminated or expired, any Lender that has a Revolving Loan or a participation in L/C Obligations or Swing Line Loans at such time.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“Revolving Loan Maturity Date” means August 21, 2019.

“Revolving Note” has the meaning specified in Section 2.11(a).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable  L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Swap Banks, the Treasury Management Banks, the Indemnitees and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.05.

“Secured Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit 9.03.

“Secured Swap Agreement” means any Swap Contract permitted under Section 8.05 between any Loan Party and any Swap Bank; provided that for any of the foregoing to be included as a “Secured Swap Agreement” on any date of determination by the Administrative Agent, the applicable Swap Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Secured Treasury Management Agreement” means any Treasury Management Agreement between any Loan Party and any Treasury Management Bank; provided, that for any of the foregoing to be included as a “Secured Treasury Management Agreement” on any date of determination by the Administrative Agent, the applicable Treasury Management Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Security Agreement” means the security and pledge agreement dated as of the Closing Date executed in favor of the Administrative Agent, for the benefit of the holders of the Obligations, by each of the Loan Parties, as amended or modified from time to time in accordance with the terms hereof.

“Significant Subsidiary” means (i) any Subsidiary which, as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 7.01, contributed greater than two percent (2%) of the Company’s Consolidated Total Assets as of such date and (ii) each Subsidiary that becomes subject to an event of the type described in Sections 9.01(h), (i) or (j) (an “Insolvency Event”) to the extent that the sum of (a) the percentage such Subsidiary contributed to the Company’s Consolidated Total Assets plus (ii) the sum of the percentages of each other Subsidiary that has or shall concurrently become subject to an Insolvency Event contributed to the Company’s Consolidated Total Assets (such percentages in each case to be determined as of the date of each such Subsidiary’s Insolvency Event in accordance with clause (i) above), is equal to or greater than six percent (6%).

“Solvent” means, in reference to any Person, (i) the fair value of the assets of such Person, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Person will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Closing Date.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Letters of Credit” means the letters of credit described on Schedule 1.01(c).

“Specified Proceeds” means proceeds arising from (a) the sale of assets (including any excess real property) in connection with the Supply Chain Optimization Project and (b) business interruption insurance.

“Specified Loan Party” has the meaning set forth in Section 4.08.

“Specified Real Property” means (a) the real property described on Schedule 7.09 and (b) real property owned in fee acquired after the Closing Date for which the purchase price or the book value exceeds by $2,000,000.

“Specified Transaction” means (a) any Acquisition, any Disposition, any sale, transfer or other disposition that results in a Person ceasing to be a Subsidiary, any Involuntary Disposition, any Investment that results in a Person becoming a Subsidiary, in each case, whether by merger, consolidation or otherwise, or any incurrence or repayment of Indebtedness or (b) any other event that by the terms of the Loan Documents requires Pro Forma Compliance with a test or covenant or requires such test or covenant to be calculated on a Pro Forma Basis.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the applicable L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the applicable L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or such L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the applicable L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subordinated Indebtedness” means any Indebtedness of the Company or any Subsidiary the payment of which is expressly subordinated to payment of the obligations under the Loan Documents pursuant to terms reasonably satisfactory to the Administrative Agent.

“Subordinated Indebtedness Documents” means any document, agreement or instrument evidencing any Subordinated Indebtedness or entered into in connection with any Subordinated Indebtedness, in each case with subordination terms reasonably satisfactory to the Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Supply Chain Optimization Project” means the project(s) after the date of this Agreement that reconfigures the Company’s North American manufacturing and distribution facilities.

“Swap Bank” means any Person that (a) at the time it enters into a Swap Contract, is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, (b) in the case of any Swap Contract in effect on or prior to the Closing Date, is, as of the Closing Date or within 30 days thereafter, a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent and a party to a Swap Contract or (c) within 30 days after the time it enters into the applicable Swap Contract, becomes a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, in each case, in its capacity as a party to such Swap Contract.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“SWIFT” has the meaning specified in Section 2.03(f).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Borrowing of Swing Line Loans pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit 2.04(b) or such other form as is approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.

“Swing Line Note” has the meaning specified in Section 2.11(a).

“Swing Line Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the Aggregate Revolving Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(b).

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Loan Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Term Loan” has the meaning specified in Section 2.01(b).

“Term Loan Maturity Date” means August 21, 2019.

“Term Loan Commitment” means, as to each Lender, its obligation to make its portion of the Term Loan to the Company pursuant to Section 2.01(b), in the principal amount set forth opposite such Lender’s name on Schedule 2.01.  The aggregate principal amount of the Term Loan Commitments of all of the Lenders as in effect on the Closing Date is SEVENTY-FIVE MILLION DOLLARS ($75,000,000).

“Term Note” has the meaning specified in Section 2.11(a).

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Credit Exposure, Outstanding Amount of all Term Loans and Outstanding Amount of all Incremental Term Loans of such Lender at such time.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all Swing Line Loans and all L/C Obligations.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Transferred Assets” has the meaning specified in the definition of “Permitted Receivables Financings”.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Management Bank” means any Person that (a) at the time it enters into a Treasury Management Agreement, is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, (b) in the case of any Treasury Management Agreement in effect on or prior to the Closing Date, is, as of the Closing Date or within 30 days thereafter, a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent and a party to a Treasury Management Agreement or (c) within 30 days after the time it enters into the applicable Treasury Management Agreement, becomes a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, in each case, in its capacity as a party to such Treasury Management Agreement.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Borrower” means the Company and each Domestic Subsidiary that is a Borrower.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.02                        Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                        Accounting Terms.

(a)                                 Generally.  Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as disclosed in a written summary in accordance with clause (b) below.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)                                 Changes in GAAP.  In each Compliance Certificate delivered in accordance with Section 7.01(c), the Company shall state whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 6.04(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate.  If at any time any change in GAAP (including the adoption of IFRS) or the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein or prior to such change in the application thereof, as applicable and (ii) the Company shall provide to the Administrative Agent and the Lenders such documents required under this Agreement or as requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or in the application thereof, as applicable.  Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)                                  Pro Forma Calculations.  Notwithstanding anything to the contrary contained herein, all calculations of the Consolidated Leverage Ratio (including for purposes of determining the Applicable Rate) and the Consolidated Fixed Charge Coverage Ratio shall be made on a Pro Forma Basis with respect to all Specified Transactions occurring during the applicable four quarter period to which such calculation relates, and/or subsequent to the end of such four quarter period but not later than the date of such calculation; provided, that, notwithstanding the foregoing, when calculating the Consolidated Leverage Ratio and/or the Consolidated Fixed Charge Coverage Ratio for purposes of determining (x) compliance with Section 8.11 and/or (y) the Applicable Rate), any Specified Transaction and any related adjustment contemplated in the definition of Pro Forma Basis that occurred subsequent to the end of the applicable four quarter period shall not be given Pro Forma Effect.  For purposes of determining compliance with any provision of this Agreement which requires Pro Forma Compliance with any financial covenant set forth in Section 8.11, (x) in the case of any such compliance required after delivery of financial statements for the fiscal quarter ending November 30, 2014, such Pro Forma Compliance shall be determined by reference to the maximum Consolidated Leverage Ratio and/or minimum Consolidated Fixed Charge Coverage Ratio, as applicable, permitted for the fiscal quarter most recently then ended for which financial statements have been delivered (or were required to have been delivered) in accordance with Section 7.01(a) or (b), or (y) in the case of any such compliance required prior to the delivery referred to in clause (x) above, such Pro Forma Compliance shall be determined by reference to the maximum Consolidated Leverage Ratio and/or minimum Consolidated Fixed Charge Coverage Ratio, as applicable, permitted for the fiscal quarter ending November 30, 2014.  Notwithstanding anything to the contrary herein, for purposes of calculating the Consolidated Leverage Ratio and the Consolidated Fixed Charge Coverage Ratio at any time prior to the first delivery of financial statements pursuant to Section 7.01(a) or (b), such calculation shall be determined based on the pro forma consolidated financial statements of the Company and its Subsidiaries set forth on Schedule 1.01(a) hereto and thereafter, based on the most recent financial statements delivered pursuant to Section 7.01(a) or (b).

(d)                                 Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Company and its Subsidiaries or to the determination of any amount for the Company and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04                        Rounding.

Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                        Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06                        Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07                        Exchange Rates; Currency Equivalents.

(a)                                                                                                         The Administrative Agent or the applicable L/C Issuer, as the case may be, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or such L/C Issuer, as applicable.

(b)                                                                                                         Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be.

(c)                                                                                                          The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any comparable or successor rate thereto.

1.08                        Additional Alternative Currencies.

(a)                                                                                                         The Company may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that (i) such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars and (ii) such requested currency shall only be treated as a “LIBOR Quoted Currency” to the extent that there is published LIBOR rate for such currency.  In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and each Lender with a Commitment under which such currency is requested to be made available; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable L/C Issuer.

(b)                                                                                                         Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable L/C Issuer, in its or their sole discretion).  In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Appropriate Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable L/C Issuer thereof.  Each Appropriate Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the applicable L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than

11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)                                                                                                          Any failure by a Lender or any L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or such L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency.  If the Administrative Agent and all the Appropriate Lenders consent to making Eurocurrency Rate Loans in such requested currency and the Administrative Agent and such Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Company and (i) the Administrative Agent and such Lenders may amend the definition of Eurocurrency Rate for any Non-LIBOR Quoted Currency to the extent necessary to add the applicable Eurocurrency Rate for such currency and (ii) to the extent the definition of Eurocurrency Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency for purposes of any Borrowings of Eurocurrency Rate Loans.  If the Administrative Agent and the applicable L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and (A) the Administrative Agent and the applicable L/C Issuer may amend the definition of Eurocurrency Rate for any Non-LIBOR Quoted Currency to the extent necessary to add the applicable Eurocurrency Rate for such currency and (B) to the extent the definition of Eurocurrency Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency, for purposes of any Letter of Credit issuances.  If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.08, the Administrative Agent shall promptly so notify the Company.  Any specified currency of an Existing Letter of Credit that is neither Dollars nor one of the Alternative Currencies specifically listed in the definition of “Alternative Currency” shall be deemed an Alternative Currency with respect to such Existing Letter of Credit only.

1.09                        Change of Currency.

(a)                                                                                                         Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption.  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)                                                                                                         Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)                                                                                                          Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01                        Commitments.

(a)                                 Revolving Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the applicable Borrower in Dollars or in one or more Alternative Currencies from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment and (iii) the aggregate Outstanding Amount of all Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit.  Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.  Revolving Loans may be Base Rate Loans or Eurocurrency Rate Loans, or a combination thereof, as further provided herein; provided, however, all Borrowings made on the Closing Date shall be made as Base Rate Loans.

(b)                                 Term Loan.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of a term loan (the “Term Loan”) to the Company in Dollars on the Closing Date in an amount not to exceed such Lender’s Term Loan Commitment.  Amounts repaid on the Term Loan may not be reborrowed.  The Term Loan may consist of Base Rate Loans or Eurocurrency Rate Loans or a combination thereof, as further provided herein; provided, however, all Borrowings made on the Closing Date shall be made as Base Rate Loans.

(c)                                  Incremental Term Loan.  Subject to Section 2.18, on the effective date of the definitive documentation for the applicable Incremental Term Loan, each Incremental Term Loan Lender with a commitment with respect thereto severally agrees to make its portion of a term loan (each, an “Incremental Term Loan”) in a single advance to the applicable Borrower in the amount of its respective Incremental Term Loan Commitment as set forth in the definitive documentation therefor; provided, however, that after giving effect to such advances, the Outstanding Amount of the applicable Incremental Term Loan shall not exceed the aggregate amount of the Incremental Term Loan Commitments of the Incremental Term Loan Lenders with respect thereto.  Amounts repaid on any Incremental Term Loan may not be reborrowed.  Each Incremental Term Loan may consist of Base Rate Loans, Eurocurrency Rate Loans, or a combination thereof, as the applicable Borrower may request.

2.02                        Borrowings, Conversions and Continuations of Loans.

(a)                                 Notice of Borrowing.  Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by: (A) telephone or email (attaching a Loan Notice) or (B) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice.  Each such Loan Notice must be received by the Administrative Agent not later than 12:00 noon (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the applicable Borrower wishes to request Eurocurrency Rate Loans having an Interest Period other than seven (7) days or one (1), two (2), three (3) or six (6) months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. (i) four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) five (5) Business Days (or six (6) Business Days in the case of a Special Notice Currency) prior to the requested date of such Borrower, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 12:00 noon, (i) three (3) Business Days before the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) prior to the requested date of such Borrower, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, the Administrative Agent shall notify such Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.  Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of the Dollar Equivalent of $1,000,000 or a whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof (or, in connection with any conversion or continuation of a Term Loan, if less, the entire principal thereof then outstanding).  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of the Dollar Equivalent of $100,000 or a whole multiple of the Dollar Equivalent of $100,000 in excess thereof (or, in connection with any conversion or continuation of a Term Loan, if less, the entire principal thereof then outstanding).  Each Loan Notice and each telephonic notice shall specify (A) the applicable facility and whether the applicable Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans, as the case may be, under such facility, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, (E) if applicable, the duration of the Interest Period with respect thereto, (F) the currency of the Loans to be borrowed, and (G) if applicable, the Designated Borrower.  If the Company or other Borrower fails to specify a currency in a Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars.  If the Company or other Borrower fails to specify a Type of Loan in a Loan Notice or if the Company or other Borrower fails to give a timely notice requesting a conversion or continuation, then the Loan shall be made, converted into or continued as, as applicable, a Eurocurrency Rate Loan (in its original currency, with respect to any conversion or continuation) with an Interest Period of one (1) month.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans.  If the Company or other Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.  Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurocurrency Rate Loan.  Except as provided pursuant to Section 2.02(c), no Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be repaid in the original currency of such Loan and reborrowed in the other currency.

(b)                                 Advances.  Following receipt of a Loan Notice for a facility, the Administrative Agent shall promptly notify each Appropriate Lender of the amount (and currency) of its Applicable Percentage under such facility of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Company or other Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a currency other than Dollars, in each case as described in Section 2.02(a).  In the case of a Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the applicable Borrower; provided, however, that if, on the date a Loan Notice with respect to a Revolving Borrowing denominated in Dollars is given by the applicable Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the applicable Borrower as provided above.

(c)                                  Eurocurrency Rate Loans.  Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the outstanding Eurocurrency Rate Loans denominated in Dollars be converted immediately to Base Rate Loans and any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d)                                 Notice of Interest Rates.  The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                                  Interest Periods.  After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than 7 Interest Periods in effect in respect of the Term Loans.  After giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than 10 Interest Periods in effect in respect of the Revolving Loans.

2.03                        Letters of Credit.

(a)                                 The Letter of Credit Commitment.

(i)                                     Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of any Borrower or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of such Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by any Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  Furthermore, each Lender acknowledges and confirms that it has a participation interest in the liability of the applicable L/C Issuer under the Existing Letters of Credit in a percentage equal to its Applicable Percentage of the Revolving Loans.  The Borrowers’ reimbursement obligations in respect of the Existing Letters of Credit, and each Lender’s obligations in connection therewith, shall be governed by the terms of this Agreement.

(ii)                                  No L/C Issuer shall issue any Letter of Credit if:

(A)                               subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B)                               the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii)                               No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)                               any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any

Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)                               the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)                               except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000 (or such lesser amount as the L/C Issuer may agree in its sole discretion);

(D)                               except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E)                                any Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrowers or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F)                                 such L/C Issuer does not as of the issuance date of the requested Letter of Credit issue Letters of Credit in the requested currency.

(iv)                              No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)                                 No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)                              Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included each L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to each L/C Issuer.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)                                     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of any Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower.  Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by such L/C Issuer, by personal delivery or by any other means acceptable to such L/C Issuer.  Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof and in the absence of specification of currency shall be deemed a request for a Letter of Credit denominated in Dollars; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may require.  Additionally, the applicable Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may require.

(ii)                                  Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the applicable L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  The applicable L/C Issuer shall immediately notify the Administrative Agent of the issuance of any Letter of Credit.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)                               If any Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the applicable L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the applicable L/C Issuer, no Borrower shall be required to make a specific request to such L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the applicable L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or any Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each case directing the applicable L/C Issuer not to permit such extension.

(iv)                              Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                                  Drawings and Reimbursements; Funding of Participations.

(i)                                     Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the applicable Borrower and the Administrative Agent thereof.  In the case of a Letter of Credit denominated in an Alternative Currency, the Company shall reimburse the applicable L/C Issuer in such Alternative Currency, unless (A) such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Company shall have notified the applicable L/C Issuer promptly following receipt of the notice of drawing that the Company will reimburse such L/C Issuer in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable L/C Issuer shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  Not later than 11:00 a.m. on the date of any payment by the applicable L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by such L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Company shall reimburse the applicable L/C Issuer in an amount equal to the amount of such drawing and in the applicable currency.  In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.03(c)(i) and (B) the Dollar amount paid by the Company, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the Company agrees, as a separate and independent obligation, to indemnify the applicable L/C Issuer for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing.  If a Borrower fails to so reimburse the applicable L/C Issuer by such time, such L/C Issuer shall promptly notify the Administrative Agent, which in turn shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Revolving Percentage thereof.  In such event, the applicable Borrower shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice).  Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                  Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) to the Administrative Agent for the account of the applicable L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable Borrower in such amount.  The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in Dollars.

(iii)                               With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)                              Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.

(v)                                 Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the applicable Borrower of a Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                              If any Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the applicable L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)                                 Repayment of Participations.

(i)                                     At any time after any L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the applicable L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.

(ii)                                  If any payment received by the Administrative Agent for the account of any L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Obligations Absolute.  The obligation of the applicable Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              waiver by such L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the applicable Borrower or any waiver by such L/C Issuer which does not in fact materially prejudice such Borrower;

(v)                                 honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)                              any payment made by such L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the ISP or the UCP, as applicable;

(vii)                           any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii)                        any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any Subsidiary; or

(ix)                              any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally.

The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will immediately notify the applicable L/C Issuer.  Each Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                                   Role of L/C Issuer.  Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence, willful misconduct or bad faith; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude such Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, a Borrower may have a claim against the applicable L/C Issuer, and such L/C Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by such L/C Issuer’s willful misconduct, gross negligence or bad faith or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit unless such L/C Issuer is prevented or prohibited from so paying as a result of any order or directive of any court or other Governmental Authority.  In furtherance and not in limitation of the foregoing, any L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  Each L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)                                  Applicability of ISP and UCP; Limitation of Liability.  Unless otherwise expressly agreed by the applicable L/C Issuer and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i)

the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.  Notwithstanding the foregoing, no L/C Issuer shall be responsible to any Borrower for, and no L/C Issuer’s rights and remedies against any Borrower shall be impaired by, any action or inaction of such L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade — International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)                                 Letter of Credit Fees.  The applicable Borrower shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.15, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) (i) for each commercial Letter of Credit equal to 0.25% per annum times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit, and (ii) for each standby Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily maximum amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)                                     Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers.  The applicable Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at the rate specified in the Fee Letter or other written agreement between the applicable L/C Issuer and the applicable Borrower, computed on the Dollar Equivalent of the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between such Borrower and the applicable L/C Issuer, computed on the Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) and on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the applicable Borrower shall pay directly to the applicable L/C Issuer for its own account the standard issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)                                    Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)                                 Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the applicable Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit.  Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04                        Swing Line Loans.

(a)                                 Swing Line Facility.  Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion, make loans (each such loan, a “Swing Line Loan”) to any U.S. Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment and (y) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure.  Within the foregoing limits, and subject to the other terms and conditions hereof, each U.S. Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)                                 Borrowing Procedures.  Each Borrowing of Swing Line Loans shall be made upon the applicable Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) a Swing Line Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 3:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the applicable Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Borrowing of Swing Line Loans (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the applicable Borrower.

(c)                                  Refinancing of Swing Line Loans.

(i)                                     The Swing Line Lender at any time in its sole discretion may request, on behalf of any U.S. Borrower (which hereby irrevocably requests and authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice); provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments.  The Swing Line Lender shall furnish the applicable U.S. Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable U.S. Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)                                  If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)                               If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)                              Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02.  No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of any Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)                                 Repayment of Participations.

(i)                                     At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)                                  If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the applicable U.S. Borrower for interest on the Swing Line Loans.  Until each Lender funds its Revolving Loans that are Base Rate Loans or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)                                   Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05                        Prepayments.

(a)                                 Voluntary Prepayments.

(i)                                     Revolving Loans and Term Loan.  The Borrowers may, upon delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Revolving Loans, the Term Loan and/or any Incremental Term Loan in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (2) four (4) Business Days (or five (5), in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (3) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; (C) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; and (D) any prepayment of Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date, the currency and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Subject to Section 2.15, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.  Each such prepayment of the Term Loan or any Incremental Term Loan shall be applied to the Term Loan and all Incremental Term Loans on a pro rata basis ratably to the remaining principal amortization payments of the Term Loan and all Incremental Term Loans until the Term Loan and all Incremental Term Loans have been paid in full.  Subject to satisfaction of the foregoing notice requirements, the anticipated date of any prepayment set forth in any such notice of prepayment may be conditioned upon the substantially simultaneous effectiveness of loan documentation governing a credit facility that refinances the credit facilities provided hereunder.

(ii)                                  Swing Line Loans.  The Borrowers may, upon delivery to the Swing Line Lender of a Notice of Loan Prepayment (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 3:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal thereof then outstanding).  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)                                 Mandatory Prepayments of Loans.

(i)                                     Revolving Commitments.  If the Total Revolving Outstandings denominated in Dollars at any time exceed the Aggregate Revolving Commitments then in effect, or if the Total Revolving Outstandings at any time exceed an amount equal to 105% of the Aggregate Revolving Commitments then in effect as a result of currency fluctuations with respect to Loans and Letters of Credit denominated in Alternative Currencies, the Company shall immediately prepay (or cause Acuity or the applicable Designated Borrower to prepay) Revolving Loans and/or the Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Revolving Loans and the Swing Line Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.

(ii)                                  Dispositions and Involuntary Dispositions.  The Company shall prepay (or cause Acuity or the applicable Designated Borrower to prepay) the Loans and/or Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds (other than the Specified Proceeds) of all Dispositions and Involuntary Dispositions in excess of (A) with respect to Dispositions, (x) $1,000,000 in any individual instance (or series of related transactions) or (y) $5,000,000 in the aggregate for all such Dispositions from the Closing Date through Revolving Loan Maturity Date and (B) with respect to Involuntary Dispositions, $10,000,000 in the aggregate for all such Involuntary Dispositions from the Closing Date through Revolving Loan Maturity Date, in each case to the extent such Net Cash Proceeds are not either (1) reinvested in Eligible Assets within three hundred sixty-five (365) days of the date of such Disposition or Involuntary Disposition or (2) promptly used to reimburse Investments by the Company or its Subsidiaries that were made directly as a result of the Marietta Fire or the Supply Chain Optimization Project.  Any prepayment pursuant to this clause (ii) shall be applied as set forth in clause (iv) below.

(iii)                               Debt Issuances.  Within one Business Day of receipt of Net Cash Proceeds of any Debt Issuance by any Loan Party or any Subsidiary, the Company shall prepay (or cause Acuity or the applicable Designated Borrower to prepay) the Loans and/or Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds (such prepayment to be applied as set forth in clause (iv) below).

(iv)                              Application of Mandatory Prepayments.  All amounts required to be paid pursuant to this Section 2.05(b) shall be applied as follows:

(A)                               with respect to all amounts prepaid pursuant to Section 2.05(b)(i), ratably to Revolving Loans and Swing Line Loans and (after all Revolving Loans and Swing Line Loans have been repaid) to Cash Collateralize L/C Obligations;

(B)                               with respect to all amounts prepaid pursuant to Sections 2.05(b)(ii) and (iii) first pro rata to the Term Loan and all Incremental Term Loans (ratably to the remaining principal amortization payments thereof), then (after the Term Loan and all Incremental Term Loans have been paid in full) to the Revolving Loans and then (after all Revolving Loans have been repaid) to Cash Collateralize L/C Obligations (without a corresponding permanent reduction in the Aggregate Revolving Commitments);

provided, however, that notwithstanding anything to the contrary set forth in the foregoing provisions of this clause (iv), the Net Cash Proceeds from any whole or partial sale of the Equity Interests or assets of Zep Europe B.V. or its Subsidiaries required to be prepaid pursuant to clause (ii) above shall be applied to the prepayment of the Revolving Loans (and not the Term Loan and any Incremental Term Loan) and then (after all Revolving Loans have been repaid) to Cash Collateralize L/C Obligations (in each case, without a corresponding permanent reduction in the Aggregate Revolving Commitments).

(v)                                 Alternative Currencies.  If the Administrative Agent notifies the Company at any time that the Outstanding Amount of all Loans and L/C Obligations denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two (2) Business Days after receipt of such notice, the Company shall prepay (or cause Acuity or the applicable Designated Borrower to repay) Loans and/or Cash Collateralize Letters of Credit in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurocurrency Rate Loans in direct order of Interest Period maturities.  All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.06                        Termination or Reduction of Aggregate Revolving Commitments.

(a)                                 Optional Reductions.  The Borrowers may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments to an amount not less than the Outstanding Amount of Revolving Loans, Swing Line Loans and L/C Obligations; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrowers shall not terminate or reduce (A) the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit.  Subject to satisfaction of the foregoing notice requirements, the anticipated date of termination of the Aggregate Revolving Commitments set forth in any such notice of termination may be conditioned upon the substantially simultaneous effectiveness of loan documentation governing a credit facility that refinances the credit facilities provided hereunder.

(b)                                 Mandatory Reductions.  If after giving effect to any reduction or termination of Revolving Commitments under this Section 2.06, the Letter of Credit Sublimit, the Alternative Currency Sublimit or the Swing Line Sublimit exceeds the Aggregate Revolving Commitments at such time, the Letter of Credit Sublimit, the Alternative Currency Sublimit

or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c)                                  Notice.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit, the Alternative Currency Sublimit or the Aggregate Revolving Commitments under this Section 2.06.  The amount of any such reduction of the Revolving Commitments shall not be applied to the Alternative Currency Sublimit unless otherwise specified by the Company.  Upon any reduction of the Aggregate Revolving Commitments, the Revolving Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount.  All fees in respect of the Aggregate Revolving Commitments accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

2.07                        Repayment of Loans.

(a)                                 Revolving Loans.  The Company shall repay (or cause Acuity or the applicable Designated Borrower(s) to repay) to the Lenders on the Revolving Loan Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

(b)                                 Swing Line Loans.  The Company shall repay (or cause Acuity or the applicable Designated Borrower(s) to repay) each Swing Line Loan on the earliest to occur of (i) the date within one (1) Business Day of demand therefor by the Swing Line Lender and (ii) the Revolving Loan Maturity Date.

(c)                                  Term Loan.  The Company shall repay the outstanding principal amount of the Term Loan in installments on the last Business Day of each February, May, August and November and on the Term Loan Maturity Date, in each case, in the respective amounts set forth in the table below (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), unless accelerated sooner pursuant to Section 9.02:

Payment Dates	Principal Amortization Payment
November 30, 2014	$937,500
February 28, 2015	$937,500
May 31, 2015	$937,500
August 31, 2015	$937,500
November 30, 2015	$937,500
February 29, 2016	$937,500
May 31, 2016	$937,500
August 31, 2016	$937,500
November 30, 2016	$1,406,250
February 28, 2017	$1,406,250
May 31, 2017	$1,406,250
August 31, 2017	$1,406,250
November 30, 2017	$1,406,250
February 28, 2018	$1,406,250
May 31, 2018	$1,406,250
August 31, 2018	$1,406,250
November 30, 2018	$1,875,000

February 28, 2019	$1,875,000
May 31, 2019	$1,875,000
Term Loan Maturity Date	Outstanding Principal Balance of Term Loan

(d)                                 Incremental Term Loans.  The applicable Borrower shall repay the outstanding principal amount of any Incremental Term Loan in the installments on the dates and in the amounts set forth in the definitive documentation therefor (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), unless accelerated sooner pursuant to Section 9.02.

2.08                        Interest and Default Rate.

(a)                                 Interest.  Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurocurrency Rate for such Interest Period plus the Applicable Rate, (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)                                 Default Rate.

(i)                                     If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, all outstanding Obligations hereunder shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                                  If any amount (other than principal of any Loan) is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)                               Upon the request of the Required Lenders, while any Event of Default exists, the Company shall pay (or shall cause Acuity or the applicable Designated Borrower to pay) interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)                              Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest Payments.  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09                        Fees.

In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a)                                 Commitment Fee.  The Company shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) at a rate per annum equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (y) the Outstanding Amount of Revolving Loans and (z) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15.  For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Aggregate Revolving Commitments for purposes of determining the Commitment Fee.  The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Loan Maturity Date; provided, that (A) no Commitment Fee shall accrue on the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (B) any Commitment Fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Company, Acuity or any Designated Borrower so long as such Lender shall be a Defaulting Lender.  The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)                                 Fee Letter.  The Company shall pay to MLPFS and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

2.10                        Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)                                 All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)                                 If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Company shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuers, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article IX.  The Company’s obligations under this paragraph shall survive the termination of the Commitments of all of the Lenders and the repayment of all other Obligations hereunder.

2.11                        Evidence of Debt.

(a)                                 The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to any Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, each applicable Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each such promissory note shall (i) in the case of Revolving Loans, be in the form of Exhibit 2.11(a) (a “Revolving Note”), (ii) in the case of Swing Line Loans, be in the form of Exhibit 2.11(b) (a “Swing Line Note”), (iii) in the case of the Term Loan, be in the form of Exhibit 2.11(c) (a “Term Note”) and (iv) in the case of an Incremental Term Loan, be in the form of Exhibit 2.11(d) (an “Incremental Term Note”).  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)                                 In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12                        Payments Generally; Administrative Agent’s Clawback.

(a)                                 General.  All payments to be made by any Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by any Borrower hereunder shall be made to the applicable Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein.  Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States.  If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent, in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  Subject to Section 2.07(c) and as otherwise specifically provided for in this Agreement, if any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                                 (i)  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of any Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender, the Company, Acuity and each applicable Designated Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by any Borrower, the interest rate applicable to Base Rate Loans or in the case of Alternative Currencies, in accordance with such market practice, in each case as applicable.  If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by any Borrower shall be without prejudice to any claim such Borrower (or any other Loan Party)

may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                                  Payments by Borrowers; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Company or any Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Company or such Borrower will not make such payment, the Administrative Agent may assume that the Company or such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuers, as the case may be, the amount due.  In such event, if the Company or such Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender, the Company or any Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to any Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13                        Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it (excluding any amounts applied by the Swing Line Lender to outstanding Swing Line Loans) resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section 2.13 shall not be construed to apply to (x) any payment made by or on behalf of the Company or any other Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.14 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Company or any Subsidiary thereof (as to which the provisions of this Section 2.13 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14                        Cash Collateral.

(a)                                 Certain Credit Support Events.  If (i) any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Company shall be required to provide (or cause Acuity or the applicable Designated Borrower to provide) Cash Collateral pursuant to Section 9.02(c), or (iv) there shall exist a Defaulting Lender, the Company shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or such L/C Issuer, provide (or cause Acuity or the applicable Designated Borrower to provide) Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).  Additionally, if the Administrative Agent notifies the Company at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then within two (2) Business Days after receipt of such notice, the Company shall provide Cash Collateral for the Outstanding Amount of the L/C Obligations in an amount not less than the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.

(b)                                 Grant of Security Interest.  Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the applicable L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the applicable L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the applicable Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The applicable Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)                                  Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.05, 2.15 or 9.02 in respect of Letters of Credit shall be held and applied in satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)                                 Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender) (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi)) or (ii) the determination by the Administrative Agent and the applicable L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15                        Defaulting Lenders.

(a)                                 Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                     Waivers and Amendment.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii)                                  Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amount received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08, shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or the

Swing Line Lender hereunder; third, to Cash Collateralize the applicable L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the applicable L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.

(A)                               No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Company and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)                               Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C)                               With respect to any fee payable pursuant to Section 2.09(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Company shall (x) pay (or cause Acuity or the applicable Designated Borrower to pay) to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay (or cause Acuity or the applicable Designated Borrower to pay) to the applicable L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)                              Reallocation of Applicable Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 5.02 are satisfied at the time of such reallocation (and, unless the Company and each other Borrower shall have otherwise notified the Administrative Agent at such time, the Company and each other Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                 Cash Collateral, Repayment of Swing Line Loans.  If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay (or cause Acuity or the applicable Designated Borrower to prepay) Swing Line Loans in any amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize each applicable L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(b)                                 Defaulting Lender Cure.  If the Company, the Administrative Agent, Swing Line Lender and the L/C Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company or any other Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

2.16                        Designated Borrowers.

(a)                                 Designated Borrowers. The Company may at any time, upon not less than fifteen (15) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), request to designate any additional Subsidiary of the Company (an “Applicant Borrower”) as a Designated Borrower to receive Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit 2.16(a) (a “Designated Borrower Request and Assumption Agreement”).  The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein (i) the Administrative Agent and the Lenders that are to provide Commitments and/or Loans in favor of an Applicant Borrower must each agree to such Applicant Borrower becoming a Designated Borrower and (ii) the Administrative Agent and such Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent, and Notes signed by such new Borrowers to the extent any Lender so requires (the requirements in clauses (i) and (ii) hereof, the “Designated Borrower Requirements”).  If the Designated Borrower Requirements are met, the Administrative Agent shall send a notice in substantially the form of Exhibit 2.16(b) (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five (5) Business Days after such effective date.

(b)                                 Obligations. Except as specifically provided herein, the Obligations of the Company and each of the Borrowers shall be joint and several in nature (unless such joint and several liability (i) shall result in adverse tax consequences to any such Designated Borrower or (ii) is not permitted by any Law applicable to such Designated Borrower, in which either such case, the liability of such Designated Borrower shall be several in nature) regardless of which such Person actually receives Credit Extensions hereunder or the amount of such Credit Extensions received or the manner in which the Administrative Agent, any L/C Issuer or any Lender accounts for such Credit Extensions on its books and records.  Notwithstanding anything contained to the contrary herein or in any Loan Document (including any Designated Borrower Request and Assumption Agreement), (A) no Designated Borrower that is a Foreign Subsidiary shall be obligated with respect to any Obligations of the Company or of any Domestic Subsidiary, (B) the Obligations owed by a Designated Borrower that is a Foreign Subsidiary shall be several and not joint with the Obligations of the Company or of any Designated Borrower that is a Domestic Subsidiary and (C) no Designated Borrower that is a Foreign Subsidiary shall be obligated as a Guarantor under Article IV with respect to the Obligations of the Company or any Domestic Subsidiary.

(c)                                  Appointment. Each Subsidiary of the Company that is or becomes a “Designated Borrower” pursuant to this Section 2.16 hereby irrevocably appoints the Company to act as its agent for all purposes of this Agreement and the other Loan Documents and agrees that (i) the Company may execute such documents on behalf of such Designated Borrower as the Company deems appropriate in its sole discretion and each Designated

Borrower shall be obligated by all of the terms of any such document executed on its behalf, (ii) any notice or communication delivered by the Administrative Agent or the Lender to the Company shall be deemed delivered to each Designated Borrower and (iii)  the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Company on behalf of each of the Loan Parties.

2.17                        Designated Lenders.

Each of the Administrative Agent, the L/C Issuers and the Lenders at its option may make any Credit Extension or otherwise perform its obligations hereunder through any Lending Office (each, a “Designated Lender”); provided that any exercise of such option shall not affect the obligation of such Borrower to repay any Credit Extension in accordance with the terms of this Agreement.  Any Designated Lender shall be considered a Lender; provided that in the case of an Affiliate or branch of a Lender, such provisions that would be applicable with respect to Credit Extensions actually provided by such Affiliate or branch of such Lender shall apply to such Affiliate or branch of such Lender to the same extent as such Lender.

2.18                        Incremental Facilities.

The Company may at any time and from time to time, upon prior written notice by the Company to the Administrative Agent, increase the Commitments (but not the Letter of Credit Sublimit or the Swing Line Sublimit) by a maximum aggregate amount of up to ONE HUNDRED MILLION DOLLARS ($100,000,000) as follows:

(a)                                 Increase in Aggregate Revolving Commitments.  The Company may, at any time and from time to time, upon prior written notice by the Company to the Administrative Agent, increase the Aggregate Revolving Commitments (but not the Letter of Credit Sublimit, the Swing Line Sublimit or the Alternative Currency Sublimit) with additional Revolving Commitments from any existing Lender with a Revolving Commitment or new Revolving Commitments from any other Person selected by the Company and acceptable to the Administrative Agent and each L/C Issuer; provided that:

(i)                                     the Company (in consultation and coordination with the Administrative Agent) shall obtain commitments therefor from existing Lenders or other Persons reasonably acceptable to the Administrative Agent, the Swing Line Lender and each L/C Issuer, which Lenders shall join in this Agreement as Lenders by executing a joinder agreement or other agreement acceptable to the Administrative Agent;

(ii)                                  any such increase shall be in a minimum principal amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof;

(iii)                               no existing Lender shall be under any obligation to increase its Commitment and any such decision whether to increase its Commitment shall be in such Lender’s sole and absolute discretion;

(iv)                              (A) any new Lender shall join this Agreement by executing such joinder documents required by the Administrative Agent and/or (B) any existing Lender electing to increase its Commitment shall have executed a commitment agreement satisfactory to the Administrative Agent;

(v)                                 as a condition precedent to such increase, the Company shall deliver to the Administrative Agent (A) a certificate of each Loan Party dated as of the date of such increase (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (1) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (2) in the case of the Company, certifying that, before and after giving effect to such increase, (x) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (y) no Default or Event of Default shall exist and (z) the Loan Parties shall be in compliance with the financial covenants in Section 8.11 (assuming that the as-increased Aggregate Revolving Commitments are fully-drawn) on a Pro Forma Basis, and (B) all documents (including opinions of counsel to the Loan Parties) that the Administrative Agent may reasonably request in its discretion;

(vi)                              Schedule 2.01 shall be deemed revised to include any increase in the Aggregate Revolving Commitments pursuant to this Section 2.18(a) and to include thereon any Person that becomes a Lender pursuant to this Section 2.18(a);

(vii)                           if any Revolving Loans are outstanding at the time of the increase in the Aggregate Revolving Commitments, the Company shall, if applicable, prepay one or more existing Revolving Loans (such prepayment to be subject to Section 3.05) in an amount necessary such that after giving effect to the increase in the Aggregate Revolving Commitments, each Lender will hold its pro rata share (based on its Applicable Percentage of the increased Aggregate Revolving Commitments) of outstanding Revolving Loans; and

(viii)                        any increase in the Aggregate Revolving Commitments under this Section 2.18 shall have terms identical to those for the Revolving Loans under this Agreement, except for fees payable to the Lenders providing commitments for such increase.

(b)                                 Institution of Incremental Term Loan.  The Company may, at any time and from time to time, upon prior written notice to the Administrative Agent, institute an Incremental Term Loan; provided that:

(i)                                     the Company (in consultation and coordination with the Administrative Agent) shall obtain commitments therefor from existing Lenders or other Persons reasonably acceptable to the Administrative Agent, which Lenders shall join in this Agreement a joinder agreement or other agreement acceptable to the Administrative Agent;

(ii)                                  any such institution of the Incremental Term Loan shall be in a minimum aggregate principal amount of $10,000,000 and integral multiples of $1,000,000 in excess thereof;

(iii)                               no existing Lender shall be under any obligation to provide a portion of such Incremental Term Loan and any such decision whether to do so shall be in such Lender’s sole and absolute discretion;

(iv)                              the Applicable Rate of such Incremental Term Loan shall be as set forth in the applicable Incremental Term Loan Joinder Agreement; provided that the Applicable Rate for such Incremental Term Loan shall not be more than 50 basis points (0.50%) more than the Applicable Rate of the Term Loan or any then existing Incremental Term Loan (it being understood and agreed that the Applicable Rate for the Term Loan and/or any then existing Incremental Term Loan may be increased to the extent necessary to satisfy such requirement);

(v)                                 the Incremental Term Loan Maturity Date, amortization, pricing and use of proceeds applicable to such Incremental Term Loan shall be as set forth in the definitive documentation therefor; provided that (x) such Incremental Term Loan shall have a final maturity date that is coterminous with or later than the Term Loan Maturity Date and (y) the weighted average life of such Incremental Term Loan shall not be less than the weighted life to maturity of the Term Loan;

(vi)                              Schedule 2.01 shall be deemed revised to reflect the commitments and commitment percentages of the Incremental Term Loan Lenders as set forth in the applicable Incremental Term Loan Joinder Agreement; and

(vii)                           as a condition precedent to such Incremental Term Loan, the Company shall deliver to the Administrative Agent (A) a certificate of each Loan Party dated as of the date of such increase (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (1) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Incremental Term Loan, and (2) in the case of the Company, certifying that, before and after giving effect to such Incremental Term Loan, (x) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (y) no Default or Event of Default shall exist and (z) the Loan Parties shall be in compliance with the financial covenants in Section 8.11 on a Pro Forma Basis and (B) all documents (including opinions of counsel to the Loan Parties) that the Administrative Agent may reasonably request in its discretion.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)                                 Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)                                     Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)                                  If any Loan Party or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)                               If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Internal Revenue Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)                                 Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  Tax Indemnifications.  (i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.  Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or any L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii)                                  Each Lender and each L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or such L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or such L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender and each L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)                                 Evidence of Payments.  Upon request by any Loan Party or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, each Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the applicable Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Borrower or the Administrative Agent, as the case may be.

(e)                                  Status of Lenders; Tax Documentation.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Borrower and the Administrative Agent, at the time or times reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by such Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by such Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A)                               any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(I)                                   in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)                              executed originals of Internal Revenue Service Form W-8ECI,

(III)                         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 3.01(e) - 1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(IV)                          to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01(e) - 2 or Exhibit 3.01(e) - 3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01(e) — 4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)                               Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)                                   Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such

Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)                                  Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02                        Illegality.

(a)                                 If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund any Credit Extension whose interest is determined by reference to the Eurocurrency Rate or CDOR Rate (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (a) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (i) the Company shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate.  Upon any such prepayment or conversion, the Company, Acuity or the applicable Designated Borrower shall also pay accrued interest on the amount so prepaid or converted.

(b)                                 If, in any applicable jurisdiction, the Administrative Agent, any L/C Issuer or any Lender or any Designated Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent, any L/C Issuer or any Lender or its applicable Designated Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Loan or (iii) issue, make, maintain, fund or charge interest with respect to any Credit Extension to any Designated Borrower who is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Company, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest with respect to any such Credit Extension shall be suspended, and to the extent required by applicable Law, cancelled.  Upon receipt of such notice, the Loan Parties shall, (A) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or other Obligation occurring after the Administrative Agent has notified the Company or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable Law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.

3.03                        Inability to Determine Rates.

If in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof or otherwise, (a) the Administrative Agent determines that (i) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan or (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or in connection with an existing or proposed Base Rate Loan (in each case with respect to this clause (a), “Impacted Loans”), or (b) the Administrative Agent or the Required Lenders determine that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly notify the Company and all Lenders.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent revokes such notice.  Upon receipt of such notice, any Borrower may revoke any pending request for a Borrowing, conversion or continuation of Eurocurrency Rate Loans in the affected currency or currencies (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in Dollars in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) of this Section 3.03, the Administrative Agent, in consultation with the Company and the affected Lenders, may establish an alternative interest rate for the applicable Impacted Loans, in which case, such alternative interest rate shall apply with respect to such Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the applicable Impacted Loans under the first sentence of this Section 3.03, (2) the Administrative Agent notifies the Company that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the applicable Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative interest rate or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the ability of such Lender to do any of the foregoing and, in each case, such Lender provides the Administrative Agent and the Company written notice thereof.

3.04                        Increased Costs.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate) or any L/C Issuer;

(ii)                                  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Company will pay (or cause Acuity or the applicable Designated Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Company will pay (or cause Acuity or the applicable Designated Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such

Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c)                                  Mandatory Costs.  If any Lender or any L/C Issuer incurs any Mandatory Costs attributable to the Obligations, then from time to time the Company will pay (or cause Acuity or the applicable Designated Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such Mandatory Costs.  Such amount shall be expressed as a percentage rate per annum and shall be payable on the full amount of the applicable Obligations.

(d)                                 Certificates for Reimbursement.  A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Company shall be conclusive absent manifest error.  The Company shall pay (or cause Acuity or the applicable Designated Borrower to pay) such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(e)                                  Reserves on Eurocurrency Rate Loans.  The Company shall pay (or cause Acuity or the applicable Designated Borrower to pay) to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Company shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender.  If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

(f)                                   Delay in Requests.  Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation; provided that none of the Company, Acuity or any Designated Borrower shall be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05                        Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause Acuity or the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                 any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Company, Acuity or any Designated Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company, Acuity or any Designated Borrower;

(c)                                  any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 11.13; or

(d)                                 any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency;

including any loss of anticipated profits, any foreign exchanges losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  Each applicable Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company, Acuity or any Designated Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06                        Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or requires the Company, Acuity or any Designated Borrower to pay any Indemnified Taxes or additional amounts to any Lender, any L/C Issuer or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Company such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be.  The Company hereby agrees to pay (or cause Acuity or the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Company, Acuity or any Designated Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Company may replace such Lender in accordance with Section 11.13.

3.07                        Survival.

All of the obligations of the Company, Acuity and each Designated Borrower under this Article III shall survive termination of the Aggregate Revolving Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV.

GUARANTY

4.01                        The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Swap Bank, each Treasury Management Bank, and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of all Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) strictly in accordance with the terms thereof.  The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Secured Swap Agreements or Secured Treasury Management Agreements, (i) the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law and (ii) the Obligation of a Guarantor that are guaranteed under this Guaranty shall exclude any Excluded Swap Obligations with respect to such Guarantor.

4.02                        Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Secured Swap Agreements or Secured Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against any Borrower or any other Guarantor for amounts paid on the Obligations under this Article IV until such time as the Obligations have been paid in full and the Commitments have expired or terminated.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)                                 at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)                                 any of the acts mentioned in any of the provisions of any of the Loan Documents, any Secured Swap Agreement, or any Secured Treasury Management Agreement, or any other agreement or instrument referred to in the Loan Documents, such Secured Swap Agreements or such Secured Treasury Management Agreements shall be done or omitted;

(c)                                  the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Secured Swap Agreement or any Secured Treasury Management Agreement, or any other agreement or instrument referred to in the Loan Documents, such Secured Swap Agreements or such Secured Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)                                 any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e)                                  any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives, to the extent permitted by applicable Laws, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Secured Swap Agreement or any Secured Treasury Management Agreement, or any other agreement or instrument referred to in the Loan Documents, such Secured Swap Agreements or such Secured Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03                        Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04                        Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05                        Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01.  The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

4.06                        Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law.  Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Commitments have terminated.

4.07                        Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

4.08                        Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty in this Article IV by any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Loan Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article IV voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each applicable Loan Party under this Section 4.08 shall remain in full force and effect until such time as the Obligations (other than contingent indemnification obligations that survive the termination of this Agreement) have been paid in full and the Commitments have expired or terminated. Each Loan Party intends this Section 4.08 to constitute, and this Section 4.08 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE V.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01                        Conditions of Initial Credit Extension.

This Agreement shall become effective upon and the obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)                                 Loan Documents.  Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Loan Documents required to be delivered on the Closing Date, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender.

(b)                                 Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance satisfactory to the Administrative Agent.

(c)                                  Financial Statements.  The Administrative Agent shall have received:

(i)                                     the Audited Financial Statements; and

(ii)                                  unaudited consolidated financial statements of the Company and its Subsidiaries for the fiscal quarter ended May 31, 2014, including balance sheets and statements of income or operations, shareholders’ equity and cash flows (the “Interim Financial Statements”); and

(iii)                               financial projections for the Company and its Subsidiaries in form and substance satisfactory to the Lenders for each year commencing with the fiscal year ended August 31, 2014 through August 31, 2019.

(d)                                 No Material Adverse Change.  There shall not have occurred a Material Adverse Effect since August 31, 2013.

(e)                                  Litigation.  There shall not exist any action, suit, investigation or proceeding pending or threatened in any court or before an arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(f)                                   Organization Documents, Resolutions, Etc.  Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i)                                     copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii)           such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii)          such documents and certifications as the Administrative Agent may require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(g)           Perfection and Priority of Liens.  Receipt by the Administrative Agent of the following:

(i)            searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii)           UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii)          all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Security Agreement, together with duly executed in blank and undated stock powers attached thereto;

(iv)          searches of ownership of, and Liens on, intellectual property of each Loan Party in the appropriate governmental offices; and

(v)           duly executed notices of grant of security interest in the form required by the Security Agreement or other applicable Collateral Document as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the intellectual property of the Loan Parties.

(h)           Evidence of Insurance.  Receipt by the Administrative Agent of copies of insurance policies, endorsements and/or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Administrative Agent as additional insured (in the case of liability insurance) or Lender’s loss payee (in the case of hazard insurance) on behalf of the Lenders, including, without limitation, (i) standard flood hazard determination forms and (ii) if any property is located in a special flood hazard area (A) notices to (and confirmations of receipt by) such Loan Party as to the existence of a special flood hazard and, if applicable, the unavailability of flood hazard insurance under the National Flood Insurance Program and (B) evidence of applicable flood insurance, if available, in each case in such form, on such terms and in such amounts as required by The

National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent.

(i)            Closing Certificate.  Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Company certifying that (i) the conditions specified in Sections 5.01(d) and (e) and Sections 5.02(a) and (b) have been satisfied and (ii) the Company and its Subsidiaries (after giving effect to Transactions and the incurrence of Indebtedness related thereto) are Solvent on a consolidated basis.

(j)            Termination of Existing Credit Agreement.  Receipt by the Administrative Agent of evidence that the Existing Credit Agreement concurrently with the Closing Date is being terminated and all Liens securing obligations under the Existing Credit Agreement concurrently with the Closing Date are being released.

(k)           Fees.  Receipt by the Administrative Agent, the Joint Lead Arrangers and the Lenders of any fees required to be paid on or before the Closing Date.

(l)            Attorney Costs.  Unless waived by the Administrative Agent, the Company shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).

(m)          Recording Fees and Taxes.  Receipt by the Administrative Agent of evidence that all recording fees and taxes have been duly paid (or arrangements satisfactory to the Administrative Agent have been made therefor).

(n)           Other.  Receipt by the Administrative Agent and the Lenders of such other documents, instruments, agreements and information as requested by the Administrative Agent or any Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, environmental matters, contingent liabilities and management of the Company and its Subsidiaries; such information may include, if requested by the Administrative Agent, asset appraisal reports and written audits of accounts receivable, inventory, payables, controls and systems.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02        Conditions to all Credit Extensions.

The obligation of each Lender and each L/C Issuer to honor any Request for Credit Extension is subject to the following conditions precedent:

(a)           Representations and Warranties.  The representations and warranties of the Company and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.04 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b)           Default.  No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)           Request for Credit Extension.  The Administrative Agent and, if applicable, the applicable L/C Issuer and/or the Swing Line Lender, shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)           Designated Borrower.  If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.16 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent.

(e)           Alternative Currency. In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the applicable L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

(f)            Legal Impediment. There shall be no impediment, restriction, limitation or prohibition imposed under Law or by any Governmental Authority, as to the proposed financing under this Agreement or the repayment thereof or as to rights created under any Loan Document or as to application of the proceeds of the realization of any such rights.

Each Request for Credit Extension submitted by any Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01        Organization; Powers; Loan Parties.

Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required.  As of the Closing Date, Schedule 6.01 hereto identifies each Loan Party, noting whether such Subsidiary is a Material Domestic Subsidiary, the jurisdiction of its incorporation, organization or formation, as the case may be, its U.S. federal taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. federal taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation or organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Company and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding.  All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 6.01 as owned by the Company or another Subsidiary are owned, beneficially and of record, by the Company or any Subsidiary free and clear of all Liens, other than Liens created under the Loan Documents.  There are no outstanding commitments or other obligations of the Company or any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of the Company or any Subsidiary.

6.02        Authorization; Enforceability.

The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders.  The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

6.03        Governmental Approvals; No Conflicts.

The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon the Company or any of its Subsidiaries or its assets, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, other than Liens created under the Loan Documents.

6.04        Financial Condition; No Material Adverse Change.

(a)           The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended August 31, 2013 reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended May 31, 2014, certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)           Since August 31, 2013, there has been no material adverse change in the business, assets, liabilities, results of operations, property or financial condition of the Company and its Subsidiaries, taken as a whole.

6.05        Properties.

(a)           Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for Permitted Encumbrances and minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)           Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.06        Litigation, Environmental and Labor Matters.

(a)           There are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of a Responsible Officer of the Company, threatened in writing against the Company or any of its Subsidiaries (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b)           Except as could not reasonably be expected to result in a Material Adverse Effect, either individually or in the aggregate, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)           There are no strikes, lockouts or slowdowns against the Company or any of its Subsidiaries pending or, to the knowledge of a Responsible Officer of the Company, threatened in writing.  The hours worked by and payments made to employees of the Company and its Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law relating to such matters.  All material payments due from the Company or any of its Subsidiaries, or for which any claim may be made against the Company or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as liabilities on the books of the Company or such Subsidiary.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement under which the Company or any of its Subsidiaries is bound.

6.07        Compliance with Laws and Agreements.

Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.08        Investment Company Status.

No Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

6.09        Taxes.

Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

6.10        ERISA.

No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

6.11        Disclosure.

The Company has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information (other than information of a general economic or industry nature) furnished by or on behalf of the Company or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.12        Use of Proceeds and Federal Reserve Regulations; FCPA; OFAC; AML.

Neither any Letter of Credit nor any part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of (a) any regulations of the FRB, including Regulations T, U and X, (b) the FCPA or regulations issued thereunder, (c) OFAC regulations or (d) any Anti-Money Laundering Laws or regulations.

6.13        Liens.

There are no Liens on any of the real or personal properties of the Company or any Subsidiary except for Liens permitted by Section 8.02.

6.14        No Default.

No Default or Event of Default has occurred and is continuing.

6.15        No Burdensome Restrictions.

No Borrower is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 8.08.

6.16        Solvency.

(a)           Immediately after the consummation of the Transactions to occur on the Closing Date, the Company and its Subsidiaries, taken as a whole, are and will be Solvent.

(b)           The Company does not intend to, nor will it permit any of its Subsidiaries to, and the Company does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

6.17        Insurance.

The Company maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

6.18        Security Interest in Collateral.

The provisions of this Agreement and the other Loan Documents create legal and valid perfected Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.

6.19        Government Sanctions; Patriot Act; AML; FCPA.

(a)           No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, Affiliate or representative thereof, is an individual or entity that (i) is currently the subject or target of any Sanctions, (ii) is located, organized or resident in a Designated Jurisdiction, (iii) has any of its assets in a Designated Jurisdiction or (iv) is or has been engaged in any transaction with any Person in violation of Sanctions.

(b)           The Company and each Subsidiary is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (b) the PATRIOT Act.

(c)           None of the Loan Parties, nor, to the knowledge of the Loan Parties and their Subsidiaries, any of their Affiliates (a) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable Law (collectively, “Anti-Money Laundering Laws”), (b) has been assessed civil penalties under any Anti-Money Laundering Laws or (c) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.  Each Loan Party has taken reasonable measures appropriate to the circumstances (in any event as required by applicable Law), to ensure that such Loan Party and its Subsidiaries each is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.

(d)           No part of the proceeds of any Loan will be used by any Loan Party, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any similar laws, rules or regulations issued, administered or enforced by any Governmental Authority having jurisdiction over any of the Company or any other Loan Party.

6.20        Representations as to Foreign Obligors.

Each of the Company and each Foreign Obligor represents and warrants to the Administrative Agent and the Lenders that:

(a)           Such Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts.  Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b)           The Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents.  It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c)           There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Administrative Agent.

(d)           The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

6.21        Regulation H.

No Specified Real Property is a Flood Hazard Property unless the Administrative Agent shall have received the following: (a) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (i) as to the fact that such Specified Real Property is a Flood Hazard Property, (ii) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (iii) such other flood hazard determination forms, notices and confirmations thereof as requested by the Administrative Agent and (b) copies of insurance policies or certificates of insurance of the applicable Loan Party evidencing flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as loss payee.  All flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full.

ARTICLE VII.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than contingent obligations for which no claim has been made) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

7.01        Financial Statements and Other Information.

The Company will furnish to the Administrative Agent for distribution to each Lender (and the Administrative will, after receipt thereof, distribute to the Lenders):

(a)           within ninety (90) days after the end of each fiscal year of the Company (or, if earlier, by the date that the Annual Report on Form 10-K of the Company for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)           within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or, if earlier, by the date that the Quarterly Report on Form 10-Q of the Company for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate signed by a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 8.11, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 6.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (iv) stating whether the Company or any of its Subsidiaries intend to reinvest the Net Cash Proceeds received in respect of a prepayment in accordance with Section 2.05 and (v) providing updates to the Schedules to the Security Agreement as contemplated by Section 4(k) thereof;

(d)           as soon as available, but in any event not more than thirty (30) days after the end of each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Company for each month of the upcoming fiscal year in form reasonably satisfactory to the Administrative Agent;

(e)           promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be; and

(f)            promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to clauses (a), (b) and (e) of this Section 7.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System; provided that the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the filing of any such documents.  Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by clause (c) of this Section 7.01 to the Administrative Agent.

7.02                        Notices of Material Events.

The Company will furnish to the Administrative Agent (for distribution to each Lender) prompt written notice of the following:

(a)                                 the occurrence of any Default or Event of Default known to any Responsible Officer of the Company;

(b)                                 the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Company or any Subsidiary thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)                                  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d)                                 any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding;

(e)                                  any Specified Real Property is, or becomes, a Flood Hazard Property; and

(f)                                   any other development known by a Responsible Officer of the Company that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 7.02 shall be accompanied by a statement of a Responsible Officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

The Loan Parties hereby acknowledge that (A) the Administrative Agent and/or an Affiliate thereof may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Company hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak, ClearPar or another similar electronic system (the “Platform”) and (B) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  Each of the Loan Parties hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (1) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent, any Affiliate thereof, the Joint Lead Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to such Loan Parties or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (3) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (4) the Administrative Agent and any Affiliate thereof and each of the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.  The Loan Parties acknowledge and agree that the list of Competitors does not constitute material non-public information and shall be posted promptly to all Lenders by the Administrative Agent (including any updates thereto).

7.03                        Existence; Conduct of Business.

The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of its business, and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 8.03 or, to the extent otherwise permitted under this Agreement, any discontinuation of a line of business.

7.04                        Payment of Obligations.

The Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

7.05                        Maintenance of Properties; Insurance.

The Company will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty excepted, and (b) maintain with financially sound and reputable carriers (i) insurance in such amounts (with no greater risk retention) and against such risks and such other hazards, as is customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, (ii) flood hazard insurance on all Specified Real Properties that are Flood Hazard Properties, on such terms and in such amounts as required by the National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent and (iii) any other insurance to the extent required pursuant to the Collateral Documents.  The Company will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.  The Company shall deliver to the Administrative Agent endorsements (x) to all “All Risk” physical damage insurance policies on all of the Loan Parties’ tangible personal property and assets and business interruption insurance policies naming the Administrative Agent as lender loss payee, and (y) to all general liability and other liability policies naming the Administrative Agent an additional insured.  In the event the Company or any of its Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable.  All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement.

7.06                        Books and Records; Inspection Rights.

The Company will, and will cause each of its Subsidiaries to, maintain books of record and account in accordance with GAAP.  The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent (or, if any Event of Default has occurred and is continuing, any Lender) to visit and inspect its properties during normal business hours, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that the Company may, if it so chooses be present at or participate in any such discussions), all at such reasonable times and as often as reasonably requested; provided, that so long as no Event of Default has occurred and is continuing, (i) the Administrative Agent and its designated representatives shall not be reimbursed for more than one such visit and inspection per year and (ii) the Administrative Agent shall give the Company not less than three (3) Business Days’ prior notice of its intent to conduct any such visit and inspection.  The Company acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Company and its Subsidiaries’ assets for internal use by the Administrative Agent and the Lenders.  To the extent that the Administrative Agent or any Lender obtains possession of any proprietary information in the course of such visit or inspection, the Administrative Agent and each Lender shall handle such information in accordance with Section 11.07 of this Agreement.

7.07                        Compliance with Laws and Material Contractual Obligations.

The Company will, and will cause each of its Subsidiaries to, (a) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws) and (b) perform in all material respects its obligations under material agreements to which it is a party, except where the failure to act as set forth in clause (a) or clause (b) of this Section 7.07, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

7.08                        Use of Proceeds.

The Letters of Credit and the proceeds of the Loans will be used only (a) to refinance certain existing Indebtedness of the Company on the Closing Date, including without limitation indebtedness under the Existing Credit Agreement, (b) to finance the working capital needs of the Company and its Subsidiaries in the ordinary course of business, and (c) for general corporate purposes of the Company and its Subsidiaries in the ordinary course of business, including Permitted Acquisitions.  Neither any Letter of Credit nor any part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any applicable Laws, including without limitation (i) any regulations of the FRB, including Regulations T, U and X, (ii) the FCPA or regulations issued thereunder, (iii) OFAC regulations or (iv) any Anti-Money Laundering Laws or regulations.

7.09                        Subsidiary Guarantors; Pledges; Additional Collateral; Further Assurances.

(a)                                 Promptly (but in any event within thirty (30) days (or such later date as may be agreed upon by the Administrative Agent)) after any Person becomes a Material Domestic Subsidiary (either by qualifying independently as such, or being designated by the Company or the Administrative Agent as a Guarantor pursuant to the definition of “Material Domestic Subsidiary”), the Company shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing the material assets of such Material Domestic Subsidiary and shall cause each such Material Domestic Subsidiary to deliver to the Administrative Agent a Joinder Agreement pursuant to which such Material Domestic Subsidiary agrees to be bound by the terms and provisions hereof and at the other Loan Documents to which it shall have become a party, Joinder Agreement to be accompanied by appropriate corporate resolutions, other corporate documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel.  Notwithstanding anything to the contrary in the foregoing, in the event that a Subsidiary guaranties any Material Indebtedness, such Subsidiary shall become a Guarantor even if such Subsidiary is not otherwise required to become a Guarantor pursuant to this Section 7.09(a).

(b)                                 The Company will cause, and will cause each other Loan Party to cause, all of the Collateral (whether real, personal, tangible, intangible, or mixed) to be subject at all times to valid, first priority, and, with respect to personal property, perfected Liens in favor of the Administrative Agent for the benefit of the holders of the Obligations to secure the Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 8.02.  Without limiting the generality of the foregoing, the Company (i) will cause the Applicable Pledge Percentage of the issued and outstanding Equity Interests of each Pledge Subsidiary directly owned by the Company or any other Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent to secure the Obligations in accordance with the terms and conditions of the Collateral Documents or such other pledge and security documents as the Administrative Agent shall reasonably request and (ii) will, and will cause each Guarantor to, deliver Mortgages and Mortgage Instruments with respect to Specified Real Property owned by the Company or such Guarantor within 90 days (or such later date as the Administrative Agent may agree in its sole discretion) after the acquisition thereof.  Notwithstanding the foregoing, (i) no such Mortgages and Mortgage Instruments with respect Specified Real Property owned as of the Closing Date are required to be delivered hereunder until that date that is 90 days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), (ii) no such pledge agreement in respect of the Equity Interests of Zep Europe B.V. (the “Dutch Pledge Agreement”) shall be required hereunder until the date that is 60 days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), (iii) no such pledge agreement in respect of the Equity Interests of Zep Holdings Singapore Pte. Ltd shall be required hereunder unless and until such Subsidiary (A) has tangible personal property in excess of $2,500,000 or (B) contributes more than $2,500,000 to Consolidated EBITDA for any period, (iv) no such pledge agreement shall be required to the extent the Administrative Agent determines in its sole discretion that the cost or other negative consequence to the Company and its Subsidiaries of compliance with the foregoing requirements is excessive in relation to the value of the collateral security to be afforded thereby and (v) in the event that the Company reorganizes its corporate structure such that ownership of a First-Tier Foreign Subsidiary’s Equity Interests is transferred to another Foreign Subsidiary, then the Lien on the Equity Interests of the transferred Foreign Subsidiary shall be released and replaced with a Lien on the Applicable Pledge Percentage of the Equity Interests of the First-Tier Foreign Subsidiary that succeeds to the direct or indirect ownership of the Equity Interests in such transferred Foreign Subsidiary.

(c)                                  Without limiting the foregoing, the Company will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments (including without limitation landlord waivers and access letters, which shall be in form and substance reasonably acceptable to the Administrative Agent), and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, Mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 5.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents, to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, and to correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, in each case at the expense of the Company; provided that, notwithstanding anything to the contrary in the foregoing, (i) the Company and its Subsidiaries shall not be required to obtain deposit account control agreements or securities account control agreements (except to the extent required to perfect the Administrative Agent’s security interest in Equity Interests of Subsidiaries required to be pledged pursuant to clauses (a) and (b) above) and (ii) the Loan Parties shall only be required to use their commercially reasonable efforts to provide to the Administrative Agent landlord waivers and access letters (which shall be in form and substance reasonably acceptable to the Administrative Agent) requested hereunder with respect to (A) any individual location leased by a Loan Party where personal property Collateral having a fair market value (in the aggregate) in excess of $10,000,000 is maintained, and (B) each location leased by the Company or its Subsidiaries where the Company’s primary corporate records are maintained,   and no such landlord waiver or access letter with respect to 105 Kendall Park Lane, Atlanta GA 30336 is required to be delivered hereunder until that date that is 90 days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion).

7.10                        Approvals and Authorizations.

Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Foreign Obligor is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents.

ARTICLE VIII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim has been made), or any Letter of Credit shall remain outstanding:

8.01                        Indebtedness.

The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)                                 Indebtedness under the Loan Documents;

(b)                                 the DeSoto IDA Bonds and other Indebtedness existing on the date hereof and set forth in Schedule 8.01 and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof (other than for accrued interest, premiums, costs and expenses);

(c)                                  Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary; provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party shall be subject to the limitations set forth in Section 8.04(d) and (ii) any such Indebtedness of a Loan Party to any Subsidiary that is not a Loan Party is subordinated to the Obligations pursuant to terms that are reasonably satisfactory to the Administrative Agent;

(d)                                 Guarantees (i) by the Company of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Company or any other Subsidiary and (ii) by any Loan Party of any other Loan Party’s payment obligations to the extent such payment obligations shall otherwise be permitted under this Agreement, in each case to extent permitted under Section 8.04(d);

(e)                                  Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (other than for accrued interest, premiums, costs and expenses); provided that (i) such Indebtedness is incurred prior to or within ninety (90) days (or such longer period as the Administrative Agent may reasonably agree) after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $25,000,000 at any time outstanding;

(f)                                   Indebtedness of the Company or any Subsidiary as an account party in respect of trade letters of credit;

(g)                                  Indebtedness of the Company or any Subsidiary with respect to Sale and Leaseback Transactions permitted by Section 8.10;

(h)                                 Indebtedness of the Company or any Subsidiary secured by a Lien on any asset of the Company or any Subsidiary so long as at the time of the incurrence of such Indebtedness, the principal amount of such Indebtedness, when combined with the aggregate outstanding principal amount of Indebtedness incurred and outstanding in reliance on this clause (h) does not, in the aggregate, exceed at any time outstanding five percent (5%) of Consolidated Total Assets as of the most recently ended fiscal quarter of the Company; provided that such Indebtedness is subordinated to the Obligations pursuant to terms that are reasonably satisfactory to the Administrative Agent;

(i)                                     unsecured Indebtedness so long as, at the time of the incurrence of such Indebtedness (i) immediately before and immediately after giving effect thereto, no Default or Event of Default shall exist or result therefrom, (ii) after giving effect thereto on a Pro Forma Basis, the Loan Parties are in compliance with the financial covenants set forth in

Section 8.11, (iii) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal in excess of five percent (5%) of the aggregate original principal amount thereof prior to, the date that is 91 days after the Term Loan Maturity Date and any then existing Incremental Term Loan Maturity Date (it being understood that any provision requiring an offer to purchase such Indebtedness as a result of a change of control or asset sale shall not violate the foregoing restriction), (iv) such Indebtedness is not guaranteed by any Subsidiary of the Company other than the Guarantors (which guarantees, if such Indebtedness is Subordinated Indebtedness, shall be expressly subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent), (v) if such Indebtedness is Subordinated Indebtedness, the terms of its subordination shall be reasonably acceptable to the Administrative Agent;

(j)                                    Indebtedness of the Company or any Subsidiary incurred pursuant to Permitted Receivables Financings; and

(k)                                 Indebtedness in the form of the Specified Letters of Credit, until such time as the Specified Letters of Credit are replaced with Letters of Credit.

8.02                        Liens.

The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except (each of the following, a “Permitted Lien”):

(a)                                 Liens created pursuant to any Loan Document;

(b)                                 Permitted Encumbrances;

(c)                                  Liens in connection with the DeSoto IDA Bonds and any other Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 8.02; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (other than for accrued interest, premiums, costs and expenses);

(d)                                 any Lien (other than Permitted Encumbrances) existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary, (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (other than for accrued interest, premiums, costs and expenses) and (iv) at any time, the aggregate fair market value of real and personal property of the Company and its Subsidiaries subject to Liens permitted to exist in reliance on this Section 8.02(d) shall not exceed $2,500,000;

(e)                                  Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 8.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days (or such longer period as the Administrative Agent may reasonably agree) after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;

(f)                                   Liens on assets of the Company and its Subsidiaries in respect of Indebtedness permitted under Section 8.01(h);

(g)                                  Liens on the cash collateral securing the Specified Letters of Credit, until such time as the Specified Letters of Credit are replaced with Letters of Credit; and

(h)                                 Liens arising under Permitted Receivables Financings.

8.03                        Fundamental Changes and Asset Sales.

(a)                                 The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets (including pursuant to a Sale and Leaseback Transaction), or any of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing:

(i)                                     any Person may merge into the Company in a transaction in which the Company is the surviving corporation;

(ii)                                  any Subsidiary may merge into a Loan Party in a transaction in which the surviving entity is such Loan Party (provided that any such merger involving the Company must result in the Company as the surviving entity);

(iii)                               any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to a Loan Party;

(iv)                              the Company and its Subsidiaries may (A) sell inventory in the ordinary course of business, (B) effect sales, trade-ins or dispositions of obsolete, surplus or used equipment for value in the ordinary course of business consistent with past practice, (C) enter into licenses of technology and intellectual property in the ordinary course of business, (D) lease, license, sublease, sublicense or co-locate space within real property, the interest of which is owned or held by the Company and/or its Subsidiaries in the ordinary course of business or which would not result in a Material Adverse Effect, (E) sell Receivables and Permitted Receivables Related Assets under Permitted Receivables Financings, (F) to the extent allowable under Section 1031 of the Internal Revenue Code (or comparable or successor provision), exchange like property for use in the ordinary course of the business of the Company and its Subsidiaries taken as a whole; and (G) sell assets, including any excess real property, in connection with the Supply Chain Optimization Project, (H) sell, in whole or in part, the Equity Interests or assets of Zep

Europe B.V. or its Subsidiaries and (I) make any other sales, transfers, leases or dispositions that, together with all other property of the Company and its Subsidiaries previously leased, sold or disposed of as permitted by this clause (I) during any fiscal year of the Company, does not exceed ten percent (10%) of Consolidated Total Assets as of the most recently ended fiscal year of the Company; provided that sales, licenses, leases and such other transactions as are contemplated by the foregoing clauses (A), (B), (C), (D) and (E) shall be permitted during the continuance of a Default or Event of Default until such time as the Company shall receive notice from the Administrative Agent to cease such transactions;

(v)                                 the Company and its Subsidiaries may enter into Sale and Leaseback Transactions permitted by Section 8.10;

(vi)                              any Subsidiary that is not a Loan Party may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders, so long as the assets of any such Subsidiary are transferred to (A) a Loan Party, if the Subsidiary to be liquidated or dissolved is a Domestic Subsidiary and (b) any Subsidiary, if the Subsidiary to be liquidated or dissolved is a Foreign Subsidiary;

(vii)                           the Company or any of its Subsidiaries may discontinue any line of business if the Company determines in good faith that such discontinuation is in the best interests of the Company and is not materially disadvantageous to the Lenders.

To the extent the Required Lenders waive the provisions of this Section 8.03(a) with respect to the sale, lease, transfer or other disposition of any assets or any assets are sold, leased, transferred or otherwise disposed of as permitted by this Section 8.03(a), such assets (unless sold, leased, transferred or otherwise disposed of to a Loan Party) shall be sold, leased, transferred or otherwise disposed of free and clear of the Liens created by the Collateral Documents.

(b)                                 The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

(c)                                  The Company will not, nor will it permit any of its Subsidiaries to, change its fiscal year from the basis in effect on the Closing Date; provided that upon not less than thirty (30) days prior written notice to the Administrative Agent, the Company may elect not more than once during the term of this Agreement to change its fiscal year so long as the Company shall deliver (a) all reports, certificates and other deliveries under Section 7.01 with respect to, and all calculations hereunder and under each other Loan Document shall be calculated based on, the fiscal year basis in effect on the Closing Date until the first day of the first full fiscal year under such new basis, and thereafter the Company shall deliver all reports, certificates and other deliveries under Section 7.01 with respect to, and all calculations hereunder and under each other Loan Document shall be calculated based on, such new fiscal year basis and (b) any such additional information reasonably requested by the Administrative Agent in connection with any such change in fiscal year, including, without limitation, reasonable detail describing any reconciliation of any of the reports, certificates, deliveries and calculations described in clause (a) above.

8.04                        Investments.

The Company will not, and will not permit any of its Subsidiaries to, make any Investment, except:

(a)                                 Permitted Investments;

(b)                                 Permitted Acquisitions;

(c)                                  Investments by the Company and its Subsidiaries existing on the date hereof in the capital stock of their Subsidiaries;

(d)                                 Investments made by the Company in or to any Subsidiary and made by any Subsidiary in or to the Company or any other Subsidiary (provided that not more than an aggregate amount of five percent (5%) of Consolidated Total Assets as of the most recently ended fiscal year of the Company in Investments may be made and remain outstanding, at any time, by Loan Parties to Subsidiaries which are not Loan Parties);

(e)                                  Guarantees of Indebtedness permitted by Section 8.01;

(f)                                   Swap Contracts permitted by Section 8.05 below;

(g)                                  Investments made pursuant to any Permitted Receivables Financings Documents to the extent the Permitted Receivables Financings in respect thereof is otherwise permitted under this Agreement; and

(h)                                 any other Investment (other than acquisitions) so long as the aggregate amount of all such Investments made in any fiscal year of the Company does not exceed $20,000,000.

8.05                        Swap Contracts.

The Company will not, and will not permit any of its Subsidiaries to, enter into any Swap Contract, except (a) Swap Contracts entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Company or any of its Subsidiaries), and (b) Swap Contracts entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.

8.06                        Transactions with Affiliates.

The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and its wholly owned Subsidiaries not involving any other Affiliate and (c) any Restricted Payment permitted by Section 8.07.

8.07        Restricted Payments.

The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Company may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and its Subsidiaries and (d) the Company and its Subsidiaries may make any other Restricted Payment so long as no Default or Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect thereto on a Pro Forma Basis; provided that if after giving effect to such Restricted Payment on a Pro Forma Basis the Consolidated Leverage Ratio is greater than 3.75:1.0, the Company shall have Minimum Liquidity of at least $20,000,000.

8.08                        Restrictive Agreements.

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to (i) pay dividends or other distributions with respect to holders of its Equity Interests, (ii) make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary, (iii) transfer any of its property to any Loan Party, (iv) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (v) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof; provided that (1) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (2) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to a Permitted Receivables Financing to the extent relating to assets subject to such Permitted Receivables Financing or the sale of a Subsidiary pending such sale; provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (3) the foregoing shall not apply to restrictions and conditions imposed any financings from time to time permitted by Section 8.01(h) (such financings permitted by Section 8.01(h), the “Permitted Financings”) so long as, in the case of Permitted Financings, such prohibition, restriction or condition is usual and customary for the Indebtedness under the Permitted Financings and (4) clauses (a), (b)(iii) and (b)((iv) of the foregoing shall not apply to (x) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (y) customary provisions in leases, licenses and other contracts restricting the assignment thereof.

8.09                        Subordinated Indebtedness and Amendments to Subordinated Indebtedness Documents.

The Company will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness from time to time outstanding under the Subordinated Indebtedness Documents (for the avoidance of doubt, the Indebtedness evidenced by the DeSoto IDA Bonds shall not be deemed to be Subordinated Indebtedness).  Furthermore, the Company will not, and will not permit any Subsidiary to, amend the Subordinated Indebtedness Documents or any document, agreement or instrument evidencing any Subordinated Indebtedness incurred pursuant to the Subordinated Indebtedness Documents (or any replacements, substitutions, extensions or renewals thereof) or pursuant to which such Subordinated Indebtedness is issued where such amendment, modification or supplement provides for the following or which has any of the following effects:

(a)                                 increases the overall principal amount of any such Subordinated Indebtedness or increases the amount of any single scheduled installment of principal or interest to the extent such installment shall occur on or prior to the 91st day following the Term Loan Maturity Date and any then existing Incremental Term Loan Maturity Date;

(b)                                 shortens or accelerates the date upon which any installment of principal or interest becomes due or adds any additional mandatory redemption provisions to the extent such earlier or accelerated date or additional mandatory redemption date shall occur on or prior to the 91st day following the latest date of (i) the Revolving Loan Maturity Date, (ii) the Term Loan Maturity Date and (iii) any then existing Incremental Term Loan Maturity Date;

(c)                                  shortens the final maturity date of such Subordinated Indebtedness or otherwise accelerates the amortization schedule with respect to such Subordinated Indebtedness to the extent such shortened or accelerated maturity date or amortization shall occur on or prior to the 91st day following the latest date of (i) the Revolving Loan Maturity Date, (ii) the Term Loan Maturity Date and any then existing Incremental Term Loan Maturity Date;

(d)                                 increases the rate of interest accruing on such Subordinated Indebtedness to the extent requiring cash payment thereof prior to the 91st day following the latest date of (i) the Revolving Loan Maturity Date, (ii) the Term Loan Maturity Date and (iii) any then existing Incremental Term Loan Maturity Date;

(e)                                  provides for the payment of additional fees or increases existing fees to the extent requiring cash payment thereof prior to the 91st day following the latest date of (i) the Revolving Loan Maturity Date, (ii) the Term Loan Maturity Date and (iii) any then existing Incremental Term Loan Maturity Date;

(f)                                   amends or modifies any financial or negative covenant (or covenant which prohibits or restricts the Company or any Subsidiary from taking certain actions) in a manner which is more onerous or more restrictive in any material respect to the Company or such Subsidiary or which is otherwise materially adverse to the Company, any Subsidiary and/or the Lenders or, in the case of any such covenant, which places material additional restrictions on the Company or such Subsidiary or which requires the Company or such Subsidiary to comply with more restrictive financial ratios or which requires the Company to better its financial performance, in each case from that set forth in the existing applicable covenants in the Subordinated Indebtedness Documents or the applicable covenants in this Agreement; or

(g)                                  amends, modifies or adds any affirmative covenant in a manner which (i) when taken as a whole, is materially adverse to the Company, any Subsidiary and/or the Lenders or (ii) is more onerous than the existing applicable covenant in the Subordinated Indebtedness Documents or the applicable covenant in this Agreement.

8.10                        Sale and Leaseback Transactions.

The Company shall not, nor shall it permit any Subsidiary to, enter into any Sale and Leaseback Transaction, other than Sale and Leaseback Transactions in respect of which the net cash proceeds received in connection therewith does not exceed $50,000,000 in the aggregate during any fiscal year of the Company, determined on a consolidated basis for the Company and its Subsidiaries.

8.11                        Financial Covenants.

(a)                                 Consolidated Leverage Ratio.  The Company will not permit the ratio (the “Consolidated Leverage Ratio”), determined as of the end of each of its fiscal quarters, of (i) Consolidated Net Indebtedness to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis, to be greater than the level set forth below with respect to the applicable period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter:

Period of Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
August 31, 2014 through and including May 31, 2015	4.50:1.00
August 31, 2015 through and including May 31, 2016	4.25:1.00
August 31, 2016 through and including May 31, 2017	4.00:1.00
August 31, 2017 and each fiscal quarter ending thereafter	3.75:1.00

provided, however, that the Consolidated Leverage Ratio levels set forth above shall be increased by 0.50:1.00 (a “half-turn”) in connection with any Permitted Acquisition with aggregate cash and non-cash consideration (including assumed Indebtedness, the good faith estimate by the Company the maximum amount of any deferred purchase price obligations (including any Earn Out Obligations) and Equity Interests) paid in connection therewith in excess of $60,000,000, if the Consolidated Leverage Ratio, on a Pro Forma Basis but prior to giving effect to such Permitted Acquisition, is less than 3.75:1.00 (as demonstrated in a certificate of a Financial Officer provided to the Administrative Agent prior to such Permitted Acquisition), with a 0.25:1.0 (a “quarter turn”) step-down for the first period of four fiscal quarters ending after the date that is six months after the date of such Permitted Acquisition and an additional 0.25:1.0 step-down (returning the required Consolidated Leverage Ratio to the then otherwise required ratio) for the first period of four fiscal quarters ending after the date that is twelve months after such Permitted Acquisition; provided further that, (x) in any event, the maximum Consolidated Leverage Ratio for any period shall not be increased to be greater than 4.50:1.00, (y) the Consolidated Leverage Ratio levels shall not be increased pursuant to the foregoing proviso on more than two occasions in the period from the Closing Date through the Revolving Loan Maturity Date and (z) following any increase in the Consolidated Leverage Ratio levels pursuant to the foregoing proviso, no subsequent increase in the Consolidated Leverage Ratio levels pursuant to the foregoing proviso may be made until after the required Consolidated Leverage Ratio has been at the applicable level set forth in the grid above (without giving effect to any increase pursuant to the foregoing proviso) for at least four full fiscal quarters.

(b)                                 Consolidated Fixed Charge Coverage Ratio.  The Company will not permit the ratio (the “Consolidated Fixed Charge Coverage Ratio”), determined as of the end of each of its fiscal quarters, of (i) (A) Consolidated EBITDA, minus (B) expense for taxes paid in cash, minus (C) payments in respect of unfinanced Consolidated Capital Expenditures or Consolidated Capital Expenditures financed with Loans, excluding up to $40,000,000 (net of insurance proceeds actually received) of Consolidated Capital Expenditures arising in connection with the Supply Chain Optimization Project, minus (D) Restricted Payments made pursuant to clause (d) of Section 8.07 to (ii) Consolidated Fixed Charges, in each case for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis, to be less than 1.25:1.00.

8.12                        Organization Documents.

The Company will not, nor will it permit any of its Subsidiaries to, amend, modify or change its Organization Documents in a manner materially adverse to the Lenders.

8.13                        Prepayments of Other Indebtedness.

The Company will not, nor will it permit any of its Subsidiaries to, make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness of any Loan Party or any Subsidiary, except (a) with respect to Indebtedness arising under the Loan Documents), (b) retirement of any Indebtedness secured by a Lien on property that is subject to a Disposition permitted hereunder and (c) with respect to Indebtedness constituting Earn Out Obligations that are due and owing in accordance with their terms.

ARTICLE IX.

EVENTS OF DEFAULT AND REMEDIES

9.01                        Events of Default.

Any of the following shall constitute an Event of Default:

(a)                                 any Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 9.01(a)) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)                                  any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)                                 any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 7.02, 7.03 (with respect to any Loan Party’s existence), 7.08 or 7.09 or in Article VIII;

(e)                                  any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Sections 9.01(a), (b), (d) or (p)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Company;

(f)                                   the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace and cure periods);

(g)                                  any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 9.01(g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     the Company or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 9.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)                                    the Company or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)                                 one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000 (to the extent not covered by a third party insurer that has not denied coverage) shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

(l)                                     an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)                             a Change in Control shall occur;

(n)                                 any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or the Company or any Subsidiary shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

(o)                                 any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any portion of the Collateral purported to be covered thereby (or the Company or any Subsidiary shall so assert in writing), except as permitted by the terms of any Loan Document;

(p)                                 any material portion of the Collateral shall be lost, stolen, damaged or destroyed, as could reasonably be expected to have a Material Adverse Effect.

9.02                        Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)                                 declare the commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Loan Party;

(c)                                  require that any Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d)                                 exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03                        Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Secured Swap Agreement, ratably among the Lenders, the Swap Banks and the L/C Issuers in proportion to the respective amounts described in this clause Third held by them;

Fourth, to (a) payment of that portion of the Obligations constituting accrued and unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Secured Swap Agreement, (c) payments of amounts due under any Secured Treasury Management Agreement and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders, Swap Banks, Treasury Management Banks and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company (or its designee) unless otherwise required by Law or order of Governmental Authority.

Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or such Loan Party’s assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 9.03.

Notwithstanding the foregoing, Obligations arising under Secured Treasury Management Agreements and Secured Swap Agreements shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Treasury Management Bank or Swap Bank, as the case may be.  Each Treasury Management Bank or Swap Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE X.

ADMINISTRATIVE AGENT

10.01                 Appointment and Authority.

(a)                                 Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are incidental thereto.  The provisions of this Article X are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)                                 The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), potential Swap Banks and potential Treasury Management Banks) and the L/C Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

10.02                 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03                 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Company, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04                 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05                 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article X shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06                 Resignation of Administrative Agent.

(a)                                 The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Company.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with, so long as no Default or Event of Default has occurred and is continuing, the consent of the Company (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above and with, so long as no Default or Event of Default has occurred and is continuing, the consent of the Company (such consent not to be unreasonably withheld or delayed).  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                                 If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law by notice in writing to the Company and such Person remove such Person as the Administrative Agent and, in consultation with the Company, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                                  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor

Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10.06).  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article X and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by or removal of Bank of America as Administrative Agent pursuant to this Section 10.06 shall also constitute its resignation or removal as an L/C Issuer and Swing Line Lender.  If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment by the Company of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07                 Non-Reliance on Administrative Agent and Other Lenders.

Each of the Lenders and the L/C Issuers acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each of the Lenders and the L/C Issuers also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this

Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08                 No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

10.09                 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than obligations under Swap Contracts or Treasury Management Agreements to which the Administrative Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 11.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations under the Loan Documents pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.01 of this Agreement, and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

10.10                 Collateral and Guaranty Matters.

Each Lender (including in its capacities as a potential Treasury Management Bank and a potential Swap Bank) and each L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a)                                 to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition, or sign a confirmation letter in favor of a buyer of any assets permitted to be sold under Section 8.03(iv) stating that the Lien granted to or held by the Administrative Agent on such Lien is released, or (iii) as approved in accordance with Section 11.01;

(b)                                 to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.02(e); and

(c)                                  to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.11                 Treasury Management Banks and Swap Banks.

No Treasury Management Bank or Swap Bank that obtains the benefit of Section 9.03, the Guaranty or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Treasury Management Agreements and Secured Swap Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Treasury Management Bank or Swap Bank, as the case may be.  The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Treasury Management Agreements and Secured Swap Agreements.

ARTICLE XI.

MISCELLANEOUS

11.01                 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that

(a)                                 no such amendment, waiver or consent shall:

(i)                                     extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii)                                  postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii)                               reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Company or any other Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(iv)                              change Section 2.13 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(v)                                 change any provision of this Section 11.01(a) or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;

(vi)                              except in connection with a Disposition permitted under Section 8.03, release all or substantially all of the Collateral without the written consent of each Lender directly affected thereby;

(vii)                           (A) release the Company (from its obligations as a Borrower or as a Guarantor hereunder), Acuity or any Designated Borrower, except in connection with the termination of a Designated Borrower’s status as such under Section 2.16, a merger, consolidation or Disposition permitted under Section 8.03; or, (B) except in connection with a Disposition permitted under Section 8.03, release all or substantially all of the value of the Guaranty without the prior written consent of each Lender; or

(viii)                        amend Section 1.08 or the definition of “Alternative Currency” without the written consent of each Lender directly affected thereby; or

(b)                                 unless also signed by each affected L/C Issuer, no amendment, waiver or consent shall affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;

(c)                                  unless also signed by the Swing Line Lender, no amendment, waiver or consent shall affect the rights or duties of the Swing Line Lender under this Agreement; and

(d)                                 unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided, however, that notwithstanding anything to the contrary herein, (i) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender, (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iv) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Notwithstanding any provision herein to the contrary, (a) this Agreement may be amended with the written consent of the Administrative Agent, each L/C Issuer, the Company and the Lenders affected thereby to amend the definition of “Alternative Currency” or “Eurocurrency Rate” solely to add additional currency options and the applicable interest rate with respect thereto, in each case solely to the extent permitted pursuant to Section 1.08.

Notwithstanding anything herein to the contrary, (x) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Company, the other Loan Parties and the relevant Lenders providing such additional credit facilities (i) to add one or more additional credit facilities to this Agreement, to permit the extensions of credit from time to time outstanding hereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (ii) to change, modify or alter Section 2.13 or Section 9.03 or any other provision hereof relating to the pro rata sharing of payments among the Lenders to the extent necessary to effectuate any of the amendments (or amendments and restatements) enumerated in this paragraph, (y) in order to implement any additional Commitments in accordance with Section 2.18, this Agreement may be amended for such purpose (but solely to the extent necessary to implement such additional Commitments in accordance with Section 2.18) by the Company, the other Loan Parties, the Administrative Agent and the relevant Lenders providing such additional Commitments and (z) if following the Closing Date, the Administrative Agent and the Company shall have jointly identified an inconsistency, obvious error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within ten (10) Business Days following receipt of notice thereof.

11.02                 Notices and Other Communications; Facsimile Copies.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Company or any other Loan Party, the Administrative Agent, any L/C Issuer or the Swing Line Lender, to the address, facsimile number, e-mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)                                  if to any other Lender, to the address, facsimile number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile or e-mail transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail address and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication.  The Administrative Agent, the Swing Line Lender, any L/C Issuer or any Loan Party may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN

CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or any other Information through the Internet or any telecommunications, electronic or other information transmission systems.

(d)                                 Change of Address, Etc.  Each of the Loan Parties, the Administrative Agent, the L/C Issuers and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number or e-mail address for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuers and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States federal or state securities laws.

(e)                                  Reliance by Administrative Agent, L/C Issuers and Lenders.  The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices, Letter of Credit Applications, Notices of Loan Prepayment and Swing Line Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03                 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.01 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.01 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04                 Expenses; Indemnity; and Damage Waiver.

(a)                                 Costs and Expenses.  The Loan Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or any L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Company or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (y) result solely from a claim brought by the Company or any other Loan Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                                  Reimbursement by Lenders.  To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section 11.04 to be paid by them to the Administrative Agent (or any sub-agent thereof), any L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the applicable L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), an L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                                  Payments.  All amounts due under this Section 11.04 shall be payable not later than ten Business Days after written demand therefor.

(f)                                   Survival.  The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, any L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05                 Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06                 Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 11.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 11.06 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section 11.06 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 11.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section 11.06 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in subsection (b)(i)(A) of this Section 11.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 in the case of an assignment of Revolving Loans and $5,000,000 in the case of an assignment of any portion of the Term Loan or any Incremental Term Loan unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Loans and Commitments, and rights and obligations with respect thereto assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations in respect of its Revolving Commitment (and the related Revolving Loans thereunder) and its outstanding Term Loans on a non-pro rata basis;

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 11.06 and, in addition:

(A)                               the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Term Loan Commitment, any Incremental Term Loan Commitment or Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the Commitment subject to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan or any Incremental Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C)                               the consent of each L/C Issuer and the Swing Line Lender shall be required for any assignment in respect of the Revolving Commitment.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made (A) to the Company or any of the Company’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural Person or (D) any Competitor, except following and during the continuance of an Event of Default under Section 9.01(a), (h), (i) or (j).

(vi)                              Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 11.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Company and each other Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 11.06.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Company (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Company or any other Loan Party or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vii) of Section 11.01(a) that affects such Participant.  The Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 11.06 (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.06; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section 11.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the

Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)                                   Competitors.  Any assignor of Loans and/or Commitments or any seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment and Assumption or participation agreement, as applicable, that such assignee or purchaser is not a Competitor; provided that such reliance by such assignor or seller of a participation is in good faith and reasonable under the circumstances existing at the time of assignment or sale of participation, including any facts known to or reasonably knowable by the assignor at such time.  The Administrative Agent shall not have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Competitors.

(g)                                  Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty days’ notice to the Company and the Lenders, resign as an L/C Issuer and/or (ii) upon thirty days’ notice to the Company, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as an L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07                 Treatment of Certain Information; Confidentiality.

(a)                                 Treatment of Confidential Information.  Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Loan Party and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Company or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.07 or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.  For purposes of this Section 11.07, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary.  Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)                                 Non-Public Information.  Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08                 Set-off.

If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of a Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, such L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent (so long as a claim has been or is being made) or unmatured or are owed to a branch office or Affiliate of such Lender or such L/C Issuer different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have.  Each Lender and each L/C Issuer agrees to notify the applicable Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09                 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10                 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or any L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11                 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12                 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the applicable L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13                 Replacement of Lenders.

If the Company is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)                                 the Company shall have paid (or caused Acuity or a Designated Borrower to pay) to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b)                                 such Lender shall have received payment of an amount equal to one hundred percent (100%) of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan

Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company, Acuity or the applicable Designated Borrower (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)                                 such assignment does not conflict with applicable Laws; and

(e)                                  in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.  Notwithstanding anything to the contrary in the foregoing, no assignment pursuant to the terms of this Section 11.13 may be made to a Competitor except following and during the continuance of an Event of Default under Section 9.01(a), (h), (i) or (j).

11.14                 Governing Law; Jurisdiction; Etc.

(a)                                 GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                 SUBMISSION TO JURISDICTION.  THE COMPANY AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY OTHER FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO

IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE COMPANY OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  THE COMPANY AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 11.14.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15                 Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16                 Electronic Execution of Assignments and Certain Other Documents.

The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary neither the Administrative Agent, any L/C Issuer nor any Lender is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent, any L/C Issuer or such Lender pursuant to procedures approved by it; and provided further without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.

11.17                 USA PATRIOT Act.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Company and its Subsidiaries, which information includes the name and address of the Company and such Subsidiaries and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Company and such Subsidiaries in accordance with the Act.  The Company shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.18                 No Advisory or Fiduciary Relationship.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers, and the Lenders are arm’s-length commercial transactions between the Company and its Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers and the Lenders on the other hand, (ii) the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Company is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) each of the Administrative Agent, the Joint Lead Arrangers and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for the Borrower or any of Affiliates or any other Person and (ii) none of the Administrative Agent, the Joint Lead Arrangers and the Lenders has any obligation to the Company or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Joint Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and none of the Administrative Agent, the Joint Lead Arrangers and the Lenders has any obligation to disclose any of such interests to the Company or its Affiliates.  To the fullest extent permitted by law, each Loan Party hereby waives and releases, any claims that it may have against any of the Administrative Agent, the Joint Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.19                 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable law).

11.20                 Appointment of Borrower.

Each of the Loan Parties hereby appoints the Company to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Borrower may execute such documents and provide such authorizations on behalf of such Loan Parties as the Company deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent, an L/C Issuer or a Lender to the Company shall be deemed delivered to each Loan Party and (c) the Administrative Agent, the L/C Issuers or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Loan Parties.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:	ZEP INC.,
a Delaware corporation

	By:	/s/ Mark R. Bachmann
Name: Mark R. Bachmann
Title: Executive Vice President and Chief Financial Officer

ACUITY SPECIALTY PRODUCTS, INC.,
a Georgia corporation

	By:	/s/ Mark R. Bachmann
Name: Mark R. Bachmann
Title: Executive Vice President and Chief Financial Officer

GUARANTORS:	ZEP IP HOLDING LLC

	By:	/s/ Mark R. Bachmann
Name: Mark R. Bachmann
Title: Executive Vice President and Chief Financial Officer

ZEP VEHICLE CARE INC.

	By:	/s/ Mark R. Bachmann
Name: Mark R. Bachmann
Title: Executive Vice President and Chief Financial Officer

AMREP, INC.

	By:	/s/ Mark R. Bachmann
Name: Mark R. Bachmann
Title: Executive Vice President and Chief Financial Officer

ZEP INC.

CREDIT AGREEMENT

AMREP IP HOLDINGS, LLC

By:	/s/ Mark R. Bachmann
Name: Mark R. Bachmann
Title: Executive Vice President and Chief Financial Officer

ZEP INC.

CREDIT AGREEMENT

ADMINISTRATIVE
AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent

	By:	/s/ Joan Mok
Name: Joan Mok
Title: Vice President

ZEP INC.

CREDIT AGREEMENT

LENDER:	BANK OF AMERICA, N.A.,
as a Lender, Swing Line Lender and an L/C Issuer

	By:	/s/ John G. Taylor
Name: John G. Taylor
Title: Senior Vice President

ZEP INC.

CREDIT AGREEMENT

LENDER:	KEYBANK NATIONAL ASSOCIATION,
as a Lender

	By:	/s/ Brian P. Fox
Name: Brian P. Fox
Title: Vice President

ZEP INC.

CREDIT AGREEMENT

LENDER:	SUNTRUST BANK,
as a Lender

	By:	/s/ David A. Ernst
Name: David A. Ernst
Title: Vice President

ZEP INC.

CREDIT AGREEMENT

LENDER:	BMO HARRIS BANK, N.A.,
as a Lender

	By:	/s/ Joan Spiotto
Name: Joan Spiotto
Title: Vice President

ZEP INC.

CREDIT AGREEMENT

LENDER:	COMPASS BANK,
as a Lender

	By:	/s/ Brad Davis
Name: Brad Davis
Title: Senior Vice President

ZEP INC.

CREDIT AGREEMENT

LENDER:	HSBC BANK USA, N.A.,
as a Lender

	By:	/s/ Jaron Campbell
Name: Jaron Campbell
Title: SVP – Team Leader Corporate Banking

ZEP INC.

CREDIT AGREEMENT

LENDER:	PNC BANK, NATIONAL ASSOCIATION,
as a Lender

	By:	/s/ Susan J. Dimmick
Name: Susan J. Dimmick
Title: Senior Vice President

ZEP INC.

CREDIT AGREEMENT

LENDER:	REGIONS BANK,
as a Lender

	By:	/s/ Stephen A. Brothers
Name: Stephen A. Brothers
Title: Senior Vice President

ZEP INC.

CREDIT AGREEMENT